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                           LOAN AND SECURITY AGREEMENT

                            Dated as of June 12, 2001
                                      among

                        SHERWOOD BRANDS OF VIRGINIA. LLC,
                              SHERWOOD BRANDS, LLC,
                           SHERWOOD BRANDS OF RI, INC.

                                  as Borrowers,

                       SHERWOOD BRANDS, INC., as Guarantor

                                       and

                           FIRST UNION NATIONAL BANK,

                                    as Lender

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                                TABLE OF CONTENTS


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                                                                                   Page
                                                                                   ----
SECTION 1.   PARTIES .............................................................   1

SECTION 2.   LOANS AND LETTERS OF CREDIT .........................................   1

2.1   Revolving Loans ............................................................   1
2.2   Letters of Credit ..........................................................   4
2.3   Loans Generally ............................................................   5
2.4   Authorization ..............................................................   7

SECTION 3.   INTEREST AND FEES ...................................................   7

3.1   Interest/Termination .......................................................   7
3.2   Closing Fee ................................................................   8
3.3   Unused Line Fee ............................................................   8
3.4   Termination of Revolving Loans and Termination Fee .........................   9
3.5   Charges to Loan Account ....................................................   9
3.6   Taxes and Additional Costs .................................................   9
3.7   Evidence of Amounts Outstanding ............................................  10
3.8   Eurodollar Deposits Unavailable or Interest Rate Unascertainable ...........  10
3.9   Changes in Law Rendering Eurodollar Loans Unlawful .........................  11
3.10  Funding Indemnity ..........................................................  11
3.11  Extensions and Conversions .................................................  11

SECTION 4.   GRANT OF SECURITY INTEREST ..........................................  12

4.1   Grant of Security Interest .................................................  12
4.2   Obligations ................................................................  12
4.3   Collateral .................................................................  12
4.4   Insurance ..................................................................  14
4.5   Surety .....................................................................  14

SECTION 5.   COLLECTION AND ADMINISTRATION .......................................  14

5.1   Collections ................................................................  14
5.2   Payments ...................................................................  14
5.3   Loan Account Statement .....................................................  15
5.4   Direct Collection ..........................................................  15
5.5   Attorney-in-Fact ...........................................................  15
5.6   Liability ..................................................................  16
5.7   Administration of Accounts .................................................  16
5.8   Documents ..................................................................  16
5.9   Access .....................................................................  16
5.10  Environmental Audits .......................................................  17


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
SECTION 6.     ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS ...............   17

6.1   Incorporation, Good Standing, and Due Qualification .........................   17
6.2   Power and Authority .........................................................   18
6.3   Legally Enforceable Agreement ...............................................   18
6.4   Closing Financial Statements and Condition ..................................   18
6.5   Labor Disputes and Acts of God ..............................................   18
6.6   Other Agreements ............................................................   19
6.7   Litigation ..................................................................   19
6.8   No Defaults on Outstanding Judgments or Orders ..............................   19
6.9   Margin Stock ................................................................   19
6.10  Financial and Other Reports .................................................   19
6.11  Trade Names .................................................................   20
6.12  Notices .....................................................................   21
6.13  Books and Records/Locations .................................................   21
6.14  Title; Lien Restrictions ....................................................   21
6.15  No Corporate Change .........................................................   22
6.16  Insurance ...................................................................   23
6.17  Compliance With Laws ........................................................   23
6.18  Equipment ...................................................................   23
6.19  Financial Covenants .........................................................   23
6.20  Affiliated and Other Transactions ...........................................   24
6.21  Fees and Expenses ...........................................................   25
6.22  Further Assurances ..........................................................   25
6.23  Use of Proceeds .............................................................   26
6.24  Environmental Matters .......................................................   26
6.25  Restrictions on Additional Indebtedness .....................................   27
6.26  Issuance of Stock ...........................................................   27
6.27  Limitations .................................................................   28
6.28  Restricted Payments .........................................................   28
6.29  Tax Returns .................................................................   28
6.30  Current Compliance ..........................................................   28
6.31  Pension Plans ...............................................................   28
6.32  Intellectual Property .......................................................   28
6.33  Eligible Inventory Warranties ...............................................   29
6.34  Eligible Account Warranties .................................................   29
6.35  Payment of Principal, Interest and Other Amounts Due ........................   30
6.36  Limitation on Sale and Leaseback ............................................   30
6.37  Ownership and Disposition of Assets .........................................   30
6.38  Taxes; Claims for Labor and Materials .......................................   30
6.39  Pension Plans ...............................................................   31
6.40  Bank of Account .............................................................   31
6.41  Maintenance of Management ...................................................   31
6.42  Accounts Receivable .........................................................   31
6.43  Keyman Insurance ............................................................   32
6.44  Interrelatedness of Borrowers ...............................................   32


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
6.45  Control ....................................................................   33
6.46  Commerical Tort Claims .....................................................   33

SECTION 7.   EVENTS OF DEFAULT AND REMEDIES ......................................   33

7.1   Events of Default ..........................................................   33
7.2   Remedies ...................................................................   35
7.3   Application of Proceeds ....................................................   36
7.4   Lender's Cure of Third Party Agreement .....................................   36
7.5   Set-Off ....................................................................   36
7.6   Delay or Omission Not Waiver ...............................................   37
7.7   Time is of the Essence .....................................................   37
7.8   Waivers ....................................................................   37
7.9   Forbearance ................................................................   38
7.10  Limitation on Liability ....................................................   38

SECTION 8.   JURY TRIAL WAIVER; CERTAIN OTHER WAIVERS AND CONSENTS ...............   38

8.1   JURY TRIAL WAIVER ..........................................................   38
8.2   Counterclaims ..............................................................   38
8.3   Jurisdiction ...............................................................   38
8.4   No Waiver by Lender ........................................................   39

SECTION 9.   TERM OF AGREEMENT; MISCELLANEOUS ....................................   39

9.1   Term .......................................................................   39
9.2   Additional Cash Collateral .................................................   39
9.3   Notices ....................................................................   39
9.4   Severability ...............................................................   39
9.5   Entire Agreement; Amendments; Assignments ..................................   39
9.6   Discharge of Borrowers .....................................................   40
9.7   Usage ......................................................................   40
9.8   Governing Law ..............................................................   40
9.9   Assignment or Sale by Lender ...............................................   40
9.10  Holidays ...................................................................   40
9.11  Integration ................................................................   40
9.12  Exhibits and Schedules .....................................................   40
9.13  Headings ...................................................................   40
9.14  Counterparts ...............................................................   40
9.15  Joint Liability ............................................................   41

SECTION 10.  ADDITIONAL DEFINITIONS AND TERMS ....................................   41

10.1  Borrowing Terms ............................................................   41
10.2  Letters of Credit ..........................................................   42
10.3  Addresses ..................................................................   42
10.4  Term .......................................................................   42
10.5  Interest/Fees ..............................................................   42

                           LOAN AND SECURITY AGREEMENT

       This Loan and Security Agreement (the "Agreement") dated as of June 12, 2001, is among the undersigned Borrowers, the undersigned Guarantor and the undersigned Lender concerning loans and other credit accommodations to be made by Lender to Borrowers. All capitalized terms appearing herein which are not defined have such meaning as provided in Section 10.

SECTION 1. PARTIES

       1.1 The "Borrowers" are Sherwood Brands of Virginia, LLC, a Virginia limited liability company ("VA"), Sherwood Brands, LLC, a Maryland limited liability company ("MD"), and Sherwood Brands of RI, Inc., a Rhode Island corporation ("RI"), and their respective successors and permitted assigns. All references to Borrowers shall mean each of them, jointly and severally, individually and collectively, and the successors and permitted assigns of each.

       1.2 Guarantor is Sherwood Brands, Inc., a North Carolina corporation, its successors and assigns.

       1.3 The "Lender" is First Union National Bank, and its successors and assigns.

SECTION 2. LOANS AND LETTERS OF CREDIT

       2.1 Revolving Loans. Lender shall, subject to the terms and conditions contained herein and the satisfaction of the closing and funding conditions set forth in Schedule A hereto, make revolving loans to Borrowers ("Revolving Loans") during the Term in amounts requested by Borrowers from time to time, provided that the requested Revolving Loan would not cause the outstanding Revolving Loans and Letters of Credit to exceed the lesser of (i) the Maximum Revolving Credit and (ii) the Borrowing Base existing immediately prior to the making of the requested Revolving Loan. Subject to the terms and conditions hereof, Borrowers may borrow, repay and reborrow Revolving Loans, as set forth in this Agreement.

           (a) The "Maximum Revolving Credit" is set forth in Section 10.1(a) hereof.

           (b) The "Borrowing Base" shall be calculated at any time as the sum of (i) the product obtained by multiplying the outstanding amount of Eligible Accounts, net of all sales taxes, discounts, allowances and credits given, by the Eligible Accounts Percentage set forth in Section 10.1(b) plus (ii) the product(s) obtained by multiplying the applicable Eligible Inventory Percentage, set forth in Section 10.1(b), by the values (as determined by Lender in its reasonable discretion based on the lower of cost (on a FIFO basis) or market) of Eligible Inventory, but the amount so added shall not exceed any sublimits applicable thereto set forth in Section 10.1(c).

           (c) "Eligible Accounts" are accounts created by a Borrower in the ordinary course of its business which are and remain acceptable to Lender, in its reasonable discretion, for lending purposes. General criteria for Eligible Accounts are set forth below but may be revised from time to time by Lender, in its sole reasonable judgment. Lender shall, in general, deem

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accounts to be Eligible Accounts if: (1) such accounts arise from bona fide completed transactions and have not remained unpaid for more than the number of days after the invoice date set forth in Section 10.1(d) and for more than the number of days after the due date set forth in Section 10.1(e) (2) the amounts of the accounts reported to Lender are absolutely owing to a Borrower and do not arise from sales on consignment, guaranteed sales or other terms under which payment by the account debtors may be conditional or contingent; (3) the account debtor's chief executive office or principal place of business is located in the United States (unless payment of any such other account debtor's accounts is backed by a letter of credit or credit insurance acceptable to, and approved by, Lender); (4) such accounts do not arise from progress billings, retainages or bill and hold sales; (5) there are no contra relationships, setoffs, counterclaims or disputes existing with respect thereto and there are no other facts existing or threatened which would impair or delay the collectability of all or any portion thereof; (6) the goods giving rise thereto were not at the time of the sale subject to any liens except in favor of Lender and such accounts are free and clear of all liens except in favor of Lender; (7) such accounts are not accounts with respect to which the account debtor or any officer or employee thereof is an officer, employee or agent of or is affiliated with any Borrower, directly or indirectly, whether by virtue of family membership, ownership, control, management or otherwise; (8) such accounts, to the extent they exceed $100,000 in the aggregate at any time, are not accounts with respect to which the account debtor is the United States or any state or political subdivision thereof or any department, agency or instrumentality of the United States, any state or political subdivision, unless there has been compliance with the Assignment of Claims Act or any similar state or local law, if applicable; (9) Borrowers have delivered to Lender or Lender's representative such documents as Lender may have requested pursuant to Section 5.8 hereof in connection with such accounts and Lender shall have received a verification of such account, satisfactory to it, if sent to the account debtor or any other obligor or any bailee pursuant to Section 5.4 hereof; (10) there are no facts existing or threatened which might result in any adverse change in the account debtor's financial condition; (11) such accounts owed by a single account debtor or its affiliates (other than the Selected Creditors, as hereinafter defined) do not represent more than twenty-five percent (25%) of all otherwise Eligible Accounts (accounts excluded from Eligible Accounts solely by reason of this subsection (11) shall nevertheless be considered Eligible Accounts to the extent of the amount of such accounts which does not exceed such percentage of all otherwise Eligible Accounts); (12) such accounts owed by Sam's Club, Walmart Stores, Inc. and/or McLane Distributors (collectively the "Selected Creditors") or their affiliates which individually or in the aggregate do not represent, during the months of January through July, more than 40% of all otherwise Eligible Accounts or, during the months of August through December, more than 70% of all otherwise Eligible Accounts (accounts excluded from Eligible Accounts solely by reason of this subsection (12) shall nevertheless be considered Eligible Accounts to the extent of the amount of such accounts which does not exceed such applicable percentage of all otherwise Eligible Accounts); (13) such accounts are not owed by an account debtor who is or whose affiliates are past due upon other accounts owed to any Borrower comprising more than fifty percent (50%) of the accounts of such account debtor or its affiliates owed to such Borrower; (14) such accounts are owed by account debtors whose total indebtedness to Borrowers does not exceed the amount of any customer credit limits as established, and changed upon ten (10) days prior notice thereof from Lender, from time to time by Lender (accounts excluded from Eligible Accounts solely by reason of this subsection (pound)14.1 shall nevertheless be considered Eligible Accounts to the extent the amount of such

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accounts does not exceed such customer credit limit); and (15) such accounts are owed by account debtors deemed creditworthy at all times by Lender.


           (d) "Eligible Inventory" is inventory owned by a Borrower which is and remains acceptable to Lender, in its reasonable discretion, for lending purposes, and is located at one of the addresses set forth in Section 10.4(d). General criteria for Eligible Inventory are set forth below but may be revised from time to time by Lender, in its sole reasonable judgment. Lender shall, in general, determine Eligible Inventory as follows: (1) the aggregate gross amount of each item of Borrowers' inventory, valued at the lower of cost (on a FIFO basis) or market, which (A) is owned solely by a Borrower and with respect to which a Borrower has good, valid and marketable title, (B) is stored on property that is either (i) owned or leased by a Borrower or (ii) owned or leased by a warehouseman that has contracted with a Borrower to store inventory on such warehouseman's property or by a filler, processor or packer of a Borrower (provided, that, with respect to inventory stored on property leased by Borrower or property owned or leased by a warehouseman, filler, processor or packer, Borrower shall have delivered in favor of Lender a lien waiver in form and substance satisfactory to Lender (a "Landlord Waiver") from such landlord, warehouseman, filler, processor or packer, as applicable, in respect thereof);
(C) is subject to a valid, enforceable and first priority lien in favor of Lender except, with respect to Eligible Inventory stored at sites described in clause (B)(ii) above for normal and customary warehouseman, filler, packer and processor charges); (D) is located in the United States; and (E) is not obsolete or slow moving and for which a markdown reserve has not been made, and which otherwise conforms to the warranties contained herein and which at all times continues to be acceptable to Lender in its sole reasonable discretion, (2) less inventory consisting of work-in-process, packaging or manufacturing supplies (other than raw materials), (3) less markdown reserves, (4) less any goods returned or rejected by a Borrower's customers for which a credit has not yet been issued and goods in transit to third parties (other than to a Borrower's agents, warehouses, fillers, processors or packers that comply with clause
(1)(B)(ii) above), (5) less any inventory that is slow-moving, obsolete or which Lender determines in its commercially reasonable judgment to be a no charge or sample item; (6) less a reserve equal to the amount of all accounts payable of each Borrower owed or owing to any warehouseman, filler, packer or processor;
(7) less any reserves required by Lender in its sole reasonable discretion for special order goods and market value declines; (8) less any inventory which is held by a Borrower pursuant to consignment, sale or return, sale on approval or similar arrangement; and (9) less any increase in inventory value representing production variances. Inventory which satisfies all of the foregoing criteria except that it is in transit to a site described in clause (B)(i) or (ii), may be deemed Eligible Inventory if such inventory consists of finished goods, is fully insured, Lender is named on such insurance as loss payee under a lender's loss payable clause acceptable to Lender, except for the purpose of transporting such inventory or clearing customs, Borrowers have not delivered or consigned to any Person any documents, instruments, warehouse receipts, bills of lading or other instruments evidencing such inventory or the right to receive such inventory (collectively the "Title Items") and all negotiable Title Items bear a legend evidencing Lender's security interest therein and in the inventory covered thereby; and Borrowers satisfy all other conditions established by Lender from time to time.


           (e) In addition to the Letter of Credit Reserves described in Section 2.2(h), Lender shall, in its sole reasonable discretion, hive a continuing right to deduct reserves in determining the Borrowing Base (such Letter of Credit Reserves, together with the other reserves

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established by Lender are referred to herein collectively as the "Reserves"), and to increase and decrease such Reserves from time to time in Lender's reasonable discretion. Lender may, at its option, implement Reserves by designating as ineligible a sufficient amount of accounts or inventory which would otherwise be Eligible Accounts or Eligible Inventory so as to reduce the Borrowing Base by the amount of the intended Reserve. Without limiting the foregoing, Lender may establish Reserves against dilution of Eligible Accounts and Eligible Inventory and will establish the Letter of Credit Reserves.

           2.2 Letters of Credit.

               (a) Lender may, in its sole discretion, issue or cause to be issued, from time to time at a Borrower's request and on terms and conditions and for purposes satisfactory to Lender, commercial, merchandise letters of credit for a Borrower's account ("Letters of Credit"). Borrowers shall execute and perform additional agreements relating to the Letters of Credit in form and substance acceptable to Lender and the issuer of any Letters of Credit, all of which shall supplement the rights and remedies granted herein. Any payments made by Lender or any affiliate of Lender in connection with the Letters of Credit shall constitute additional Revolving Loans to Borrowers.

               (b) In addition to the fees and costs of any issuer in connection with issuing or administering the Letters of Credit, Borrowers shall pay monthly to Lender, on the first day of each month, a charge on open Letters of Credit at the rate per annum set forth in Section 10.2(a) (the "Letter of Credit Charges").

               (c) No Letter of Credit will be issued if (x) the sum of (i) the stated amount of the Letter of Credit requested, plus fees and costs for issuance (ii) all Revolving Loans and Letters of Credit then outstanding would exceed the lesser of (A) the Maximum Revolving Credit and (B) the Borrowing Base existing immediately prior to the issuance of the requested Letter of Credit or
(y) the aggregate stated amount of all outstanding Letters of Credit would exceed, at any time, the Letter of Credit sublimit set forth in Section 10.2(b).


               (d) All indebtedness, liabilities and obligations of any sort whatsoever, however arising, whether present or future, fixed or contingent, secured or unsecured, due or to become due, paid or incurred, arising or incurred in connection with any Letter of Credit shall be included in the term "Obligations", as defined herein, and shall include, without limitation, (i) all amounts due or which may become due under or in connection with any Letter of Credit; (ii) all amounts charged or chargeable to a Borrower or to Lender by any bank, other finance institution or correspondent bank which opens, issues or is involved with any Letter of Credit; (iii) Lender's Letter of Credit Charges and all fees, costs and other charges of any issuer of any Letter of Credit; and
(iv) all duties, freight, taxes, costs, insurance and all such other charges and expenses which may pertain directly or indirectly to any Obligations or Letters of Credit or to the goods or documents relating thereto.


               (e) Borrower unconditionally agrees to indemnify and hold Lender harmless from any and all loss, claim or liability (including reasonable attorneys' fees) arising from any transactions or occurrences relating to any Letter of Credit established or opened for any Borrower's account, the Collateral relating thereto and any drawings thereunder, including any

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such loss or claim due to any action taken by an issuer of any Letters of
Credit. Each Borrower further agrees to indemnify and hold Lender harmless for any errors or omissions in connection with the Letters of Credit, whether caused by Lender, by the issuer of any Letter of Credit or otherwise. Each Borrower's unconditional obligation to indemnify and hold Lender harmless under this provision shall not be modified or diminished for any reason or in any manner whatsoever, except for Lender's willful misconduct or gross negligence. Borrowers agree that any charges made to Lender by any issuer of any Letter of Credit shall be conclusive on Borrowers and may be charged to any Borrower's account.

         (f) Lender shall not be responsible for: the conformity of any goods to the documents presented; the validity or genuineness of any documents; delay, default, or fraud by any Borrower or shipper and/or anyone else in connection with the Letters of Credit or any underlying transaction.

         (g) Each Borrower agrees that any action taken by Lender, if taken in good faith, or any action taken by an issuer of any Letter of Credit, under or in connection with any Letter of Credit, shall be binding on all Borrowers and shall not create any resulting liability to Lender. In furtherance thereof, Lender shall have the full right and authority to clear and resolve any questions of non-compliance of documents; to give any instructions as to acceptance or rejection of any documents or goods; to execute for each Borrower's account any and all applications for steamship or airway guarantees, indemnities or delivery orders; to grant any extensions of the maturity of time of payment for, or time of presentation of, any drafts, acceptances, or documents; and to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications or Letters of Credit. All of the foregoing actions may be taken in Lender's sole name, and the issuer thereof shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from Lender, all without any notice to or any consent from Borrowers. None of the foregoing actions described in this subsection (g) may be taken by Borrowers without Lender's express written consent nor shall Lender be liable in any way with respect thereto.

         (h) Borrowers acknowledge and agree that Bank will deduct from the Borrowing Base a reserve created in connection with each Letter of Credit issued hereunder (individually a "Letter of Credit Reserve" and collectively the "Letter of Credit Reserves") equal to (x) 100%, minus the applicable Eligible Inventory Percentage, multiplied by (y) the cost of the goods to be purchased with such Letter of Credit, (z) the total duty, freight and cost of transport within the United States for the goods to be purchased with such Letter of Credit; provided, however, that if such Letter of Credit is not for the purpose of acquiring Eligible Inventory, and such purpose has been approved by Bank, the Letter of Credit Reserve established for such Letter of Credit shall equal 100% of the face amount of such Letter of Credit.

     2.3 Loans Generally.

         (a) For purposes hereof, "Loan" shall mean a Revolving Loan and shall include any extension or conversion of an existing Loan (or portion thereof); "Eurodollar Loan" shall mean any Revolving Loan (or portion thereof) bearing interest at a rate determined by reference to LIBOR as defined herein; "LIBOR Market Rate Loan" shall mean any Revolving

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Loan (or portion thereof) bearing interest at the rate of interest determined by reference to the LIBOR Market Index Rate as defined herein; and "Base Rate Loan" shall mean any Loan (or portion thereof) bearing interest at a rate of interest determined by reference to the Prime Rate as defined herein.

      (b) Each Revolving Loan (or portion thereof) may be a Base Rate Loan, a LIBOR Market Rate Loan or a Eurodollar Loan, as Borrowers may request pursuant to the terms hereof. Revolving Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans. No more than five (5) Eurodollar Loans and LIBOR Market Rate Loans shall be outstanding at any one time. Eurodollar Loans shall be made in a minimum principal amount of $500,000.00 and integral multiples of $100,000.00 in excess thereof.

      (c) Borrowers shall give Lender written or telecopy notice (i) in the case of a Eurodollar Loan, not later than 10:00 a.m., Eastern Standard time, three
(3) Business Days before a proposed borrowing and (ii) in the case of a Base Rate Loan or LIBOR Market Rate Loan, not later than 10:00 a.m., Eastern Standard time, on the day of the proposed borrowing. Such notice shall be irrevocable and shall in each case refer to this Agreement and specify (A) whether the Loan then being requested is to be a Eurodollar, LIBOR Market Rate or a Base Rate Loan;
(B) the date of such borrowing (which shall be a Business Day) and the amount thereof, and (C) if such Loan is to be a Eurodollar Loan, the Interest Period with respect thereto, provided, however, that Borrowers shall not specify any Interest Period which expires after the end of the Term. If no election as to the type of Loan is specified in any such notice, then the requested Loan shall be a Base Rate Loan. If no Interest Period with respect to any Eurodollar Loan is specified in any such notice, then Borrowers shall be deemed to have selected an Interest Period of one month's duration.

      (d) Lender shall make a Loan on the proposed date thereof by wire transfer of immediately available funds to Borrowers by 3:00 p.m., Eastern Standard time, on such date, to Borrowers' Operating Account designated in Section 10.3(g) hereof. The principal amount of each Revolving Loan shall be repaid on the earlier of the last day of its corresponding Interest Period, unless converted or extended in accordance with Section 3.12, and the last day of the Term.

      (e) Lender may, in its sole discretion, make or permit Revolving Loans or issue or permit the issuance of Letters of Credit in excess of the Maximum Revolving Credit or the Borrowing Base or any other applicable formulas or sublimits. If Lender makes or permits any such accommodations, all or any portion of such excess(es) shall be immediately due and payable upon Lender's demand. Should any such excess occur without Lender's prior written consent, such excess shall be due and payable immediately and without demand by Lender.

      (f) Borrowers may prepay (i) Revolving Loans which are Base Rate or LIBOR Market Rate Loans on any Business Day and (ii) subject to the provisions of
Section 31.1 hereof, upon three (3) Business Days' written notice to Lender, Revolving Loans which are Eurodollar Loans on a day other than the last day of the applicable Interest Period.

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          (g)  Each Revolving Loan shall be evidenced by a single promissory note in the amount of the Maximum Revolving Credit and issued by Borrowers to the order of Lender in substantially the form attached hereto on Schedule I ("Revolving Note" or "Promissory Note").

          (h) Lender's agreement to extend any Loans or issue any Letters of Credit after the date hereof is expressly subject to (i) the satisfaction of each of the Closing Conditions described on Schedule A (ii) all representations and warranties of Obligors contained in the Loan Documents being true and complete as of the date of the making of such Loan or the issuance of such Letter of Credit; and (iii) no Event of Default exists nor any event or condition which with the passage of time or delivery of notice or otherwise would constitute any such Event of Default.

     2.4 Authorization. Each request for a Revolving Loan or Letter of Credit delivered to Lender by any Borrower, and each other request, notice or communication delivered by any Borrower to Lender, shall be irrevocably binding on each Borrower. Each Borrower hereby expressly authorizes the elected officers or managers of each other Borrower to request Revolving Loans and/or Letters of Credit and to deliver to Lender each other request, notice or communication deliverable by any Borrower to Lender hereunder. Borrowers expressly authorize and direct Lender to rely on each such request, notice or communication delivered to Lender by any Borrower as the act of each and every Borrower.

SECTION 3.  INTEREST AND FEES

     3.1  Interest/Termination.

          (a) Interest accruing on Base Rate Loans and LIBOR Market Rate Loans shall be payable by Borrowers on the first day of each month, calculated upon the closing daily balances in the loan account of Borrowers for each day during the immediately preceding month. Interest on Base Rate Loans shall accrue at the Revolving Adjusted Base Rate then in effect. The Revolving Adjusted Base Rate shall increase or decrease in an amount equal to each increase or decrease, respectively, in the Prime Rate, effective as of the date of each such change. Interest on LIBOR Market Rate Loans shall accrue at the Adjusted LIBOR Market Rate then in effect. The Adjusted LIBOR Market Rate shall increase or decrease in an amount equal to each increase or decrease, respectively, in the LIBOR Market Rate effective as of the date of each such change. Interest on Eurodollar Loans shall be payable by Borrowers on the last day of each Interest Period, and, if the Interest Period exceeds three months, also at the end of three months; all calculated upon the outstanding principal amount of such Eurodollar Loan during the immediately preceding period at the Adjusted LIBOR Rate then in effect. On and after any Event of Default or termination or non-renewal hereof, interest on all unpaid Obligations shall accrue at a rate equal to three percent (3%) per annum in excess of the maximum interest rate then payable on Base Rate Loans (the "Default Rate") until such time as all Obligations are indefeasibly paid in full (notwithstanding entry of any judgment against any Borrower or the exercise of any other right or remedy by Lender), and all such interest shall be payable on demand. In no event shall charges constituting interest exceed the rate permitted under any applicable law or regulation, and if any provision of this Agreement is in contravention of any such law or regulation, such provision shall be deemed amended to conform thereto.

          (b) The "Prime Rate" is the rate of interest publicly announced by Lender, its successors and assigns, in Philadelphia, Pennsylvania, as its "prime rate" with each change in such prime rate being effective on the date of such change (the Prime Rate is not intended to be the lowest rate of interest charged by Lender to its borrowers). The "Revolving Adjusted Base Rate" is the rate of interest equal to the sum of the Prime Rate then in effect and the Applicable Percentage for Revolving Loans which are Base Rate Loans as set forth in Section 10.5(a).

          (c) "LIBOR" is, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) - British Bankers Association Interest Settlement Rates, as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Telerate Page 3750 (or any successor page), the applicable rate shall be the arithmetic mean of all such rates and provided, further, LIBOR shall be increased by any then applicable Eurocurrency liability reserve requirement imposed by the Board of Governors of the Federal Reserve. The "Adjusted LIBOR Rate" is the rate of interest equal to the sum of LIBOR then in effect and the Applicable Percentage for Eurodollar Loans set forth in .Section 10.5(a).

          (d) "Interest Period" is, as to any Eurodollar Loan, the period commencing on the date of the borrowing (including extensions and conversions thereof) and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one (1), two (2) or three (3) months thereafter, as Borrowers may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and provided, further, that no Interest Period shall extend beyond the end of the Term. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

          (e) "LIBOR Market Rate" is, as to any LIBOR Market Rate Loan, the rate for one month U.S. dollar deposits as reported on Telerate Page 3750 (or any successor page) as of 11:00 a.m. London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Lender from another recognized source or interbank quotation). The "Adjusted LIBOR Market Rate" is the rate of interest equal to the sum of the LIBOR Market Rate then in effect plus the Applicable Percentage for LIBOR Market Rate Loans set forth in Section 10.5(a).

     3.2 Closing Fee. Borrowers shall pay Lender on the date hereof, a Closing Fee in the amount set forth in Section 10.5(c), which fee is fully earned as of the date hereof and is non

     3.3 Unused Line Fee. Borrowers shall pay Lenders, monthly, on the first day of each month, in arrears, an Unused Line Fee for each month during the Term equal to the sum of: (i) .375% per annum of the amount, if any, by which $15,000,000.00 exceeds the average outstanding daily principal balance during the preceding month of all Revolving Loans and any

Letters of Credit plus (ii) .25% of the amount, if any, by which the Maximum Revolving Credit exceeds the greater of $15,000,000.00 or the average outstanding daily principal balance during the preceding month of all Revolving Loans and any Letters of Credit.

     3.4 Termination of Revolving Loans and Termination Fee. Borrowers may terminate the Revolving Loans upon sixty (60) days' written notice to Lender. In the event that (a) the Revolving Loans are terminated by Borrowers for any reason, including, without limitation, refinancing of the Revolving Loans with another lender, or (b) Borrowers default in their obligations hereunder and the Revolving Loans are terminated, Borrowers shall pay to Lender a termination fee calculated as follows:

          (a) If the termination date is on or prior to June 12, 2002, the termination fee will be equal to one percent (1%) of the Maximum Revolving Credit; and

          (b) If the termination date is after June 12, 2002, but prior to June 12, 2003, the termination fee will be equal to one-half percent (1/2 of 1%) of the Maximum Revolving Credit.

Notwithstanding the foregoing: (i) Lender reserves the right to amend the termination fees for subsequent periods as a condition of any extension of the Term and (ii) Lender agrees to waive the termination fee if the Revolving Loans are terminated and refinanced with another credit facility extended by Lender.

In the event the Revolving Loans are terminated as a result of an Event of Default, expiration of the Term, or otherwise, the outstanding balance of each Revolving Loan, together with any accrued and unpaid interest thereon and any of the sums due pursuant to the terms hereof shall be due and payable immediately.

     3.5 Charges to Loan Account. At Lender's option, all payments of principal, interest, fees, costs, expenses and other charges provided for in this Agreement or in any other agreement now or hereafter existing between Lender and any Borrower, may be charged on the date when due, as Revolving Loans. Interest, fees for Letters of Credit, the Unused Line Fee and any other amounts payable by any Borrower to Lender based on a per annum rate shall be calculated on the basis of actual days elapsed over a 360-day year.

     3.6  Taxes and Additional Costs.


          (a) Taxes; "Netting Up." All payments under this Agreement, under the Promissory Note (including, without limitation, payments of principal and interest) and under any other instruments, agreements or documents relating hereto or thereto shall be payable to Lender free and clear of any and all future taxes, levies, imposts, duties, deductions, withholdings, fees and similar charges (the "Taxes"). If any Taxes are required to be withheld or deducted from any amount payable under this Agreement, the Promissory Note or such other instruments, agreements or documents, the amount payable under the Agreement, the Promissory Note or such other instruments, agreements or documents will be increased to the amount which, after deduction from such increased amount of all. Taxes required to be withheld or deducted therefrom, will yield to Lender the amount stated to be payable under this Agreement, the Promissory Note or such other instruments, agreements or documents. Borrowers will execute and deliver to Lender at its request such further instruments as may be necessary to give full force and effect to any such increase. If any of the Taxes specified in this Section are paid by Lender, Borrowers will, upon demand of Lender, immediately reimburse Lender for such payments, whether or not such Taxes are correctly or properly asserted. Nothing contained herein shall apply to taxes measured by the overall net income of Lender. If either party hereto shall receive actual notice that any payment must be adjusted pursuant to this subsection, it shall give written notice to the other party with reasonable promptness.

          (b) Additional Costs. In the event that any applicable law or regulation, or the interpretation thereof by any governmental authority charged with the administration thereof, hereafter subjects Lender to any tax of any kind whatsoever, whether foreign or domestic, with respect to this Agreement, the Promissory Note or any other instruments, agreements or documents relating hereto or thereto, or imposes, modifies or deems applicable any reserve requirement against assets held by or deposits in or for the account of, or loans by, Lender or imposes on Lender, directly or indirectly, any other charges or conditions affecting this Agreement, the Promissory Note or any other instruments, agreements or documents relating hereto or thereto, or in the event Lender is subject to any change in its capital adequacy requirements with respect to loans such as the Loans or other extensions of credit such as the Letters of Credit, and the result of any of the foregoing is to materially increase the cost to Lender of maintaining the Maximum Revolving Credit, the Loans or the Letters of Credit, then Borrowers will pay to Lender the additional amount or amounts specified in writing to Borrowers by Lender to be necessary to compensate Lender for such additional cost.

          (c) If any withholding tax paid by Borrowers pursuant to this section shall be reimbursed to Lender by any taxing authority, Lender shall repay such amount with reasonable promptness to Borrowers.

     3.7 Evidence of Amounts Outstanding. Etc. Lender shall enter in its internal records the date and amount of each Loan and Letter of Credit made or issued by Lender to a Borrower hereunder, and the date and amount of each repayment of principal and interest. Entries made in such internal records reflecting said information as to the Loans and Letters of Credit shall, absent manifest error, constitute prima facie evidence of the transactions represented by such entries; provided, however, that the failure by Lender to make an entry in such records shall not limit or otherwise affect the obligation of Borrowers hereunder to repay the Obligations, including, without limitation, the principal amount thereof and interest accrued thereon.


     3.8 Eurodollar Deposits Unavailable or Interest Rate Unascertainable. In the event that, prior to any Interest Period of a Eurodollar Loan, Lender shall have determined (which determination shall be conclusive and binding on the parties hereto) that deposits of the necessary amount for the relevant Interest Period are not available to Lender in the interbank Eurodollar market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining LIBOR applicable to such Interest Period, Lender shall promptly give notice of such determination to Borrowers, and Lender shall not be obligated to make, convert any Base Rate Loan or LIBOR Market Rate Loan to, or extend, a Eurodollar Loan to Borrowers pursuant to Section 2.1 or 3.11, as applicable.

     3.9 Changes in Law Rendering Eurodollar Loans Unlawful. If at any time due to any new law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, or for any other reason arising subsequent to the date hereof, it shall become unlawful for Lender to fund a Eurodollar Loan, the obligation of Lender to provide a Eurodollar Loan shall, upon the happening of such event, forthwith be suspended for the duration of such illegality. In the event of such a change occurring, Lender shall notify Borrowers thereof in writing stating the reasons therefor, and Borrowers shall, on the earlier of (a) the last day of the then current Interest Period with respect thereto or (b) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, repay or prepay (as applicable) any outstanding Eurodollar Loan to Lender in full.


     3.10 Funding Indemnity. Borrowers promise, jointly and severally, to indemnify Lender and to hold Lender harmless from any loss or expense which Lender may sustain or incur (other than through Lender's gross negligence or willful misconduct) as a consequence of (a) default by Borrowers in making a borrowing of, conversion into or extension of Eurodollar Loans after Borrowers have given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by Borrowers in making any prepayment of a Eurodollar Loan after Borrowers have given a notice thereof in accordance with the provisions of this Agreement. and (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Loans, such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein over
(ii) the amount of interest (as reasonably determined by Lender) which would have accrued to Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.


     3.11 Extensions and Conversions. Subject to the terms and conditions contained herein, Borrowers shall have the option, on any Business Day, to extend existing Eurodollar Loans into a subsequent permissible Interest Period, to convert Base Rate Loans and LIBOR Market Rate Loans into Eurodollar Loans, or to convert Eurodollar Loans into Base Rate Loans or LIBOR Market Rate Loans; provided, however, that (a) except as provided in Section 3.9, Eurodollar Loans may be converted into Base Rate Loans or LIBOR Market Rate Loans only on the last day of the Interest Period applicable thereto, (b) Eurodollar Loans may be extended, and Base Rate Loans and LIBOR Market Rate Loans may be converted into Eurodollar Loans, only if no Event of Default or any event which constitutes or would, with the giving of notice or lapse of time or both, constitute an Event of Default, is in existence on the date of extension or conversion, (c) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of "Interest Period" and shall be in such minimum amounts as provided in Section 2.4, and (d) no more than three (3) separate Eurodollar Loans and LIBOR Market Rate Loans shall be outstanding hereunder at any one time. Each such extension or conversion shall be effected by Borrowers by giving a written notice (or telephone notice promptly confirmed in writing) to Lender prior to 10:00 a.m., Eastern Standard time, on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan or LIBOR Market Rate Loan, and on the third Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan or LIBOR Market Rate Loan, into a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall constitute a representation and warranty by Borrowers of the matters specified in Section 6 hereof. In the event Borrowers fail to request extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto.

SECTION 4.    GRANT OF SECURITY INTEREST

         4.1 Grant of Security Interest. To secure the payment and performance in full of all Obligations, Guarantor and each Borrower hereby grants to Lender a continuing security interest in and lien upon and a right of setoff against, and Guarantor and each Borrower hereby assigns and pledges to Lender, all of the Collateral, including any Collateral not deemed eligible for lending purposes.

         4.2 Obligations. "Obligations" shall mean any and all Revolving Loans, reimbursement and other payment obligations under or in connection with the Letters of Credit and all other indebtedness, liabilities and obligations of every kind, nature and description owing by any Borrower to Lender and/or its affiliates, including principal, interest, charges, fees and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise whether now existing or hereafter arising, whether arising before, during or after the Term or after the commencement of any case with respect to any Borrower under the United States Bankruptcy Code or any similar statute, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, original, renewed or extended and whether arising directly or howsoever acquired by Lender including from any other entity outright, conditionally or as collateral security, by assignment, merger with any other entity, participations or interests of Lender in the obligations of any Borrower to others, assumption, operation of law, subrogation or otherwise and shall also include any existing and future obligations under or in connection with any swap agreements (as defined in 11 U.S.C. (S) 101) with Lender or any affiliate of Lender, and all amounts chargeable to a Borrower under this Agreement or in connection with any of the foregoing.

         4.3 Collateral. "Collateral" shall mean all now owned or hereafter acquired personal property of Guarantor and each Borrower, including without limitation, the following, together with the Pledged Interests and Insurance Policy hereafter described in Sections 4.4 and 4.5 and any other property hereafter pledged as security for any of the Obligations.

             (a) All now owned and hereafter acquired right, title and interest of Guarantor and/or each Borrower in, to and in respect of all: accounts (including health care insurance receivables), interest in goods represented by accounts, returned, reclaimed or repossessed goods with respect thereto and rights as an unpaid vendor; contract rights; chattel paper; investment property; general intangibles (including, but not limited to payment intangibles, tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action and other claims, existing and future leasehold interests in equipment and fixtures, goodwill, software and the Pledged Interests); stock and other ownership interests in subsidiaries and other entities; documents (including bills of lading, warehouse receipts and other documents of title); instruments; including promissory notes, investment property and financial assets of every kind; insurance policies (including, without limitation, the cash surrender value of all life insurance policies); letters of credit, bankers' acceptances, guaranties and letter of credit rights; and all supporting obligations and rights to receive payment thereunder; cash monies, deposits, securities, bank accounts, deposit accounts, reserves and credits; all property now or hereafter held in any capacity by Lender, its affiliates or any entity which, at any time, participates in Lender's financing of Guarantor or any Borrower or at any other depository or other institution; agreements or property securing or relating to any of the items referred to above; all commercial tort claims of Guarantor or any Borrower based on or arising in connection with any of the matters described on Schedule K, and all judgments, orders and awards issued in connection therewith;

             (b) All now owned and hereafter acquired right, title and interest of Guarantor and/or each Borrower in, to and in respect of goods, including, but not limited to:

                 (i) All inventory, wherever located, whether now owned or hereafter acquired, of whatever kind, nature or description, including all raw materials, work-in-process, finished goods, and materials to be used or consumed in any Borrower's or Guarantor's business; all returned or repossessed goods and all names or marks affixed to or to be affixed thereto for purposes of selling same by the seller, manufacturer, lessor or licensor thereof, and

                 (ii) All equipment and fixtures, wherever located whether now owned or hereafter acquired, including, without limitation, all machinery, equipment, motor vehicles, furniture and fixtures, and any and all additions, substitutions, replacements (including spare parts), and accessions thereof and thereto.

             (c) All now owned and hereafter acquired right, title and interests of Guarantor and/or each Borrower in, to and in respect of any personal property in or upon which Lender has or may hereafter have a security interest, lien or right of setoff;

             (d) All present and future books and records relating to any of the above including, without limitation, all computer programs, printed output and computer readable data in the possession or control of Guarantor or any Borrower, any computer service bureau or other third party;

             (e) All accessories, commingled goods, products and proceeds of the foregoing in whatever form and wherever located, including, without limitation, all insurance proceeds and all claims against third parties for loss or destruction of or damage to any of the foregoing.

         4.4 Insurance. As further security for the Obligations, Borrowers (and all owners and beneficiaries applicable thereto) shall assign and grant to Lender, following the issuance to any Borrower of such policy, a security interest in a key man life insurance policy and the proceeds payable thereunder issued by and maintained with an insurance company acceptable to Lender, insuring the life of Uziel Frydman in an amount of not less than $1,000,000.00, and on terms acceptable to Lender. Such insurance collateral shall be in addition to all insurance required to be maintained under the other terms of this Agreement.

         4.5 Surety. As further security for the Obligations, Guarantor shall execute and deliver to Lender the absolute, unconditional, unlimited surety agreement (the "Surety Agreement") of Guarantor in form and content satisfactory to Lender. The Obligations and the obligations of Guarantor under its Surety Agreement shall be secured by the assets of Guarantor described in Section 4.3, including, without limitation, by a first and prior (except to the extent described on Schedule 0), pledge by Guarantor of, and security interest in, all capital stock, membership interests and other equity interests of and in each Borrower now owned or hereafter acquired by Guarantor, and in and to all dividends and other proceeds thereof; which stock and interests (collectively the "Pledged Interests") shall be fully paid and non-assessable and are further described on Schedule 0 attached hereto and made a part hereof.

SECTION 5.    COLLECTION AND ADMINISTRATION

         5.1 Collections. Each Borrower shall, at such Borrower's expense and in the manner requested by Lender from time to time, direct that remittances and all other proceeds of accounts and other Collateral shall be sent to a lock box designated by and/or maintained in the name of Lender, and deposited into a bank account now or hereafter selected by Lender and maintained in the name of Lender under arrangements with the depository bank under which all funds deposited to such bank account are required to be transferred solely to Lender. Borrowers shall bear all risk of loss of any funds deposited into such accounts. In connection therewith, Borrowers shall execute such lock box and bank account agreements as Lender shall specify. Any collections or other proceeds received by a Borrower shall be held in trust for Lender and immediately remitted to Lender in kind.

         5.2 Payments. All Obligations shall be payable by 2:00 p.m., Eastern Standard time, on the date such Obligations are due, at Lender's Office set forth in Section l0.3(a) below or at such other place as Lender may expressly designate from time to time for purposes of this Section. Lender shall apply all proceeds of accounts or other Collateral received by Lender and all other payments in respect of the Obligations to the Revolving Loans whether or not then due or to any other Obligations then due, in whatever order or manner Lender shall determine. For purposes of determining the Borrowing Base, remittances and other payments with respect to the Collateral and Obligations will be treated as credited to the loan account of Borrowers maintained by Lender and Collateral balances to which they relate, upon the date of deposit thereof with Lender, subject to final payment and collection. In computing interest charges, the loan account of Borrowers maintained by Lender will be credited with remittances and other payments the number of days set forth in
Section 10.5(b) after the day Lender has received advice of receipt of remittances. For purposes of this Agreement, "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which banks located in states where Lender has its offices, are authorized to close (or in London, England in the case of notices and determinations in connection with setting LIBOR).

         5.3 Loan Account Statement. Lender shall render to Borrowers monthly a loan account statement. Each such statement shall be considered correct and binding upon Borrowers, except to the extent that Lender receives, within sixty
(60) days after the mailing of such statement, written notice from Borrowers of any specific exceptions by Borrowers to that statement.

         5.4 Direct Collection. Lender may, at any time, whether or not an Event of Default has occurred (unless hereafter provided), without notice to or assent of Borrowers, (a) notify any account debtor that the accounts and other Collateral which includes a monetary obligation have been assigned to Lender by Borrowers and, after the occurrence of an Event of Default, that payment thereof is to be made to the order of and directly to Lender, (b) send, or cause to be sent by its designee, requests (which may identify the sender by a pseudonym) for verification of accounts and other Collateral directly to any account debtor or any other obligor or any bailee with respect thereto, and (c) after the occurrence of an Event of Default, demand, collect or enforce payment of any accounts or such other Collateral, but without any duty to do so, and Lender shall not be liable for any failure to collect or enforce payment thereof. At Lender's request, all invoices and statements sent to any account debtor, other obligor or bailee, shall state that the accounts and such other Collateral have been assigned to Lender and are payable directly and only to Lender.


         5.5 Attorney-in-Fact. Guarantor and each Borrower hereby appoints Lender and any designee of Lender as Guarantor's and such Borrower's attorney-in-fact and authorizes Lender or such designee, at Borrowers' sole expense, to exercise at any time in Lender's or such designee's discretion all or any of the following powers, which powers of attorney, being coupled with an interest, shall be irrevocable until all Obligations have been paid in full: (a) receive, take, endorse, assign, deliver, accept and deposit, in the name of Lender, Guarantor or such Borrower, any and all cash, checks, commercial paper, drafts, remittances and other instruments and documents relating to the Collateral or the proceeds thereof, (b) transmit to account debtors, other obligors or any bailees notice of the interest of Lender in the Collateral or request from account debtors or such other obligors or bailees at any time, in the name of Guarantor, such Borrower or Lender or any designee of Lender, information concerning the Collateral and any amounts owing with respect thereto, (c) notify account debtors or other obligors to make payment directly to Lender, or notify bailees as to the disposition of Collateral, (d) after the occurrence of an Event of Default, take or bring, in the name of Lender, Guarantor or any Borrower, all steps, actions, suits or proceedings deemed by Lender necessary or desirable to effect collection of or other realization upon the accounts and other Collateral, (e) after an Event of Default, change the address for delivery of mail to Guarantor or such Borrower and receive and open mail addressed to Guarantor or any Borrower, (f) after an Event of Default, extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all accounts or other Collateral which includes a monetary obligation and discharge or release the account debtor or other obligor, without affecting any of the Obligations, and
(g) execute and/or deliver in the name of Guarantor or any Borrower and file against Guarantor or any Borrower in favor of Lender financing statements or amendments with respect to the Collateral.

         5.6 Liability. Each Obligor hereby releases and exculpates Lender, its officers, employees and designees, from any liability arising from any acts under this Agreement or in furtherance thereof, whether as attorney-in-fact or otherwise, whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except for willful misconduct or gross negligence. In no event will Lender have any liability to any Obligor for lost profits or other special or consequential damages.

         5.7 Administration of Accounts. After written notice by Lender to Borrowers and automatically, without notice after the occurrence of an Event of Default, Obligors shall not, without the prior written consent of Lender in each instance, (a) grant any extension of time of payment of any of the accounts or any other Collateral which includes a monetary obligation, (b) compromise or settle any of the accounts or any such other Collateral for less than the full amount thereof, (c) release in whole or in part any account debtor or other person liable for the payment of any of the accounts or any such other Collateral, or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the accounts or any such other Collateral.

         5.8 Documents. At such times as Lender may request and in the manner specified by Lender, each Obligor shall deliver to Lender or Lender's representative, as Lender shall designate, copies or original invoices, agreements, proofs of rendition of services and delivery of goods and other documents evidencing or relating to the transactions which gave rise to accounts or other Collateral, together with customer statements, schedules describing the accounts or other Collateral and/or statements of account and confirmatory assignments to Lender of the accounts or other Collateral, in form and substance satisfactory to Lender and duly executed by such Obligor. Without limiting the provisions of Section 5.7, each Borrower's granting of credits, discounts, allowances, deductions, return authorizations or the like affecting any Eligible Accounts or Eligible Inventory which credits, discounts, etc. are not in the ordinary course of Borrowers' business and consistent with Borrowers' past practices, will be promptly reported to Lender in writing. In no event shall any such schedule or confirmatory assignment (or the absence thereof or omission of any of the accounts or other Collateral therefrom) limit or in any way be construed as a waiver, limitation or modification of the security interests or rights of Lender or the warranties, representations and covenants of Obligors under this Agreement. Any documents, schedules, invoices or other paper delivered to Lender by Obligors may be destroyed or otherwise disposed of by Lender six months after receipt by Lender, unless Borrowers request their return in writing in advance and makes prior arrangements for their return at Borrowers' expense.

         5.9 Access. From time to time as requested by Lender, at the sole expense of Borrowers, Lender or its designee shall have access, prior to an Event of Default during reasonable business hours and on or after an Event of Default at any time, to all of the premises where Collateral is located for the purposes of inspecting the Collateral, and all Obligors' books and records, and Obligors shall permit Lender or its designee to make such copies of such books and records or extracts therefrom as Lender my request. Without expense to Lender, Lender may use such of Obligors' personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises for the collection of accounts and realization on other Collateral as Lender, in its sole discretion, deems appropriate. Each Obligor hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Lender at such Borrower's expense all financial information, books and records, work papers, management reports and other information in their possession regarding such Obligor.

         5.10 Environmental Audits. From time to time, as requested by Lender, Borrowers shall provide Lender, or its designee, complete access to all of Borrowers' facilities for the purpose of conducting an environmental audit of such facilities as Lender or its designees may deem necessary. Borrowers agree to cooperate with Lender with respect to any environmental audit conducted by Lender or its designee pursuant to this Section 5.10. Any such audit conducted after the occurrence of an Event of Default shall be at Borrowers' cost and expense.

SECTION 6. ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS

         Each Obligor hereby represents, warrants and covenants to Lender the following, the truth and accuracy of which, and compliance with which, shall be continuing conditions of the making of any Loans or issuance of any Letters of Credit by Lender to any Borrower:

         6.1 Incorporation, Good Standing, and Due Qualification. Each Obligor is a corporation or limited liability company as indicated on Schedules I attached hereto, is duly incorporated or formed, as applicable, is validly existing, and is in good standing under the laws of the jurisdiction of its incorporation or formation as indicated on Schedule M, has the power and authority to own its assets and transact the business in which it is now engaged or proposed to be engaged, and is duly qualified as a foreign entity and in good standing under the laws of each other jurisdiction in which the failure to be so qualified could reasonably be expected to have a material adverse effect on the business, operations or financial condition of such Obligor, on the Collateral or on the enforceability or availability of rights and remedies of Lender hereunder. No Obligor has any subsidiaries except as described on Schedule NI.

         6.2 Power and Authority. The execution, delivery, and performance by each Obligor of this Agreement have been duly authorized by all necessary corporate or other action and do not and will not (a) require any consent or approval of any stockholders, members or other owners; (b) contravene such Articles or Certificate of Incorporation or bylaws, Certificate of Formation or Registration, Operating Agreement or other governing agreement; (c) violate any provision of any law, rule, regulation (including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to an Obligor; (d) result in a breach of or constitute a default under any indenture, loan, or credit agreement, or any other agreement, lease, or instrument to which an Obligor is a party or by which any Obligor or its properties may be bound or affected; (c) result in, or require, the creation or imposition of any lien upon or with respect to any of the properties now owned or hereafter acquired by any Obligor; or (f) cause any Obligor to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

     6.3 Legally Enforceable Agreement. This Agreement constitutes the legal, valid, and binding obligations of each Obligor, and is enforceable in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

     6.4 Closing Financial Statements and Condition.

         (a) The audited consolidated balance sheet of Guarantors, Borrowers and their subsidiaries as of July 31. 2000, and the related consolidated statements of income and the statements of operations and of cash flows for Guarantor, the Borrowers and their subsidiaries as of and for such fiscal period, and the quarterly internally prepared financial statements of Guarantor, Borrowers and their subsidiaries for the quarter ending April 30, 2001, copies of all of which annual and quarterly statements have been furnished to Lender, are complete and correct and fairly present the financial condition of Guarantor, Borrowers and their subsidiaries as at such dates and the results of the operations of Guarantor, Borrowers and their subsidiaries for the periods covered by such statements all in accordance with GAAP consistently applied, and, since April 30, 2001, there has been no material adverse change in the condition (financial or otherwise), business, properties, operations or prospects of Guarantor, Borrowers or any of their subsidiaries, respectively. There are no liabilities of Guarantor, Borrowers or any of their subsidiaries, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since the date of these statements. No information, exhibit, or report furnished, or written statement made, by Guarantor, Borrowers or any of their subsidiaries to Lender in connection with the negotiation of this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained herein or therein not materially misleading. No Event of Default or event which constitutes, or would, with the giving of notice or lapse of time or both, constitute an Event of Default has occurred and is continuing.

         (b) As of June 5, 2001, (i) the principal balance owing to Obligors (or any of them) to Wachovia Bank, N.A. was $765,000.00; and (ii) the total sums due and owing by Obligors, or any of them, in connection with the Subordinated Revenue Bonds was $239,193.00

     6.5 Labor Disputes and Acts of God. Neither the business nor the properties of any Obligor or any of its subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) materially and adversely affecting such business or properties or the operation of such Obligor or any of its subsidiaries.

     6.6 Other Agreements. No Obligor or any of its subsidiaries is a party to any indenture, loan or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect on the condition (financial or otherwise), business, properties, operations or prospects of such Obligor or any of its subsidiaries, or the ability of such Obligor to perform its obligations under this Agreement. No Obligor or any of its subsidiaries is in default in any respect of the performance, observance, or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party

     6.7 Litigation. Except as described on Schedule P., there is no pending or threatened action or proceeding against or affecting any Obligor or any Obligor's subsidiaries before any court, governmental agency, or arbitrator, which may, in any one case or in the aggregate, materially and adversely affect the condition (financial or otherwise), business, properties, operations or prospects of such Obligor or any of its subsidiaries or the ability of such Obligor to perform its obligations under this Agreement.

     6.8 No Defaults on Outstanding Judgments or Orders. Obligors and their respective subsidiaries have satisfied all judgments and none of them is in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

     6.9 Margin Stock. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

     6.10 Financial and Other Reports. Guarantor, Borrowers and their subsidiaries shall keep and maintain their books and records in accordance with generally accepted accounting principles ("GAAP"), consistently applied.

          (a) Annually, Borrowers shall deliver to Lender (i) audited consolidated financial statements of Guarantor, Borrowers and their subsidiaries, including balance sheet and income statement and statements of operations and of cash flows for such year setting forth in comparative form the corresponding figures for the preceding year accompanied by the report and unqualified opinion thereon of independent certified public accountants acceptable to Lender (the "Accountants"), as soon as available, but in no event later than ninety (90) days after the end of Borrowers' fiscal year; and (ii) no later than thirty (30) days prior to the beginning of each fiscal year, a budget and business plan for such fiscal year of Borrowers which includes (A) a projected consolidated balance sheet and statement of income of Borrowers for such fiscal year and a projected consolidated statement of cash flows of Borrowers for such fiscal year, (B) projected consolidated balance sheets, statements of income and statements of cash flows of Borrowers on a monthly basis for such fiscal year and (C) projected usage and excess availability of Revolving Loans on a monthly basis for such fiscal year. All of the foregoing shall be in such form, and shall be accompanied by, such information with respect to the business of Guarantor, Borrowers and/or their subsidiaries as Lender may request from time to time.

          (b) Borrowers shall, at their expense and within forty-five (45) days following the end of each fiscal quarter, deliver to Lender:

              (i) a compliance certificate duly completed and certified by Borrowers' chief executive officer or chief financial officer, demonstrating Borrowers' compliance with the financial covenants set forth in Section 6.19 for the immediately preceding fiscal quarter and showing the calculations therefor in reasonable detail; and

                   (ii) Quarterly consolidated internally prepared interim financial statements of Guarantor, Borrowers and their subsidiaries, including a balance sheet and income statement and statements of operations and of cash flows for such quarter, all in form acceptable to Lender and in each case setting forth (i) in comparative form figures for the corresponding quarterly period and year-to-date period of the preceding fiscal year, (ii) year-to-date figures and (iii) in comparative form figures for the corresponding period set forth in the annual budget and business plan delivered pursuant hereto; and

                   (iii) in form acceptable to Lender, a separate internally prepared report of the profits, assets and net worth of each subsidiary of Guarantor or any Borrower which is not a Borrower under this Agreement.

               (c) Borrowers shall, at their expense, on or before the twentieth (20th) day of each month (or more frequently if required by Lender), deliver to Lender, in form acceptable to Lender: (1) true and complete monthly agings of their respective accounts receivable and accounts payable, identifying all Eligible Accounts; and (ii) monthly inventory reports, including an identification of all Eligible Inventory, the location of all inventory; and information as to all inventory in excess of a 12 months' supply and as to out-of-season inventory.

               (d) Borrowers shall, at their own expense on each Friday of the calendar week (or more frequently if required by Lender), deliver to Lender a borrowing base certificate in substantially the form of Schedule C hereto duly completed and certified by Borrowers' chief executive officer or chief financial officer, detailing Borrowers' Eligible Accounts and Eligible Inventory and containing, without limitation, weekly sales and cash receipt reports.

               (e) Borrowers shall cause to be delivered to Lender, within 30 days of filing, complete copies of each federal tax return filed by Guarantor and/or any Borrower, which shall be signed and certified by the chief financial officer of Borrowers to be a true and complete copy of such return. In the event an extension is filed, Borrowers shall deliver a copy of the extension within 30 days of filing. Lender agrees that any positions, elections and valuations taken by Borrowers on their tax returns solely for tax purposes, and which do not affect the actual value of Borrowers' assets as shown on their then most recent financial statements, shall not affect Lender's determination of the Borrowing Base and/or the Eligibility Requirements hereunder.

               (f) Borrowers shall furnish to Lender a copy of each "management letter" and each "comment letter" received by any Obligor from any accountants in connection with any annual or other financial report or audit, and any such other information, reports and statements respecting the condition or operations, financial or otherwise, of Obligors or of any Borrower's subsidiaries as Lender may from time to time reasonably request.

         6.11 Trade Names. Borrowers may from time to time render invoices to account debtors under their trade names set forth in Section 10.3(e) after Lender has received prior written notice from Borrowers of the use of such trade names and as to which, Borrowers agree that: (a) each trade name does not refer to another corporation or other legal entity, (b) all accounts and proceeds thereof (including any returned merchandise) invoiced under any such trade names are owned exclusively by a Borrower and are subject to the security interest of Lender and the other terms of this Agreement, and (c) all schedules of accounts and confirmatory assignments including any sales made or services rendered using the trade name shall show a Borrower's name as assignor and Lender is authorized to receive, endorse and deposit to any loan account of each Borrower maintained by Lender all checks or other remittances made payable to any trade name of a Borrower representing payment with respect to such sales or services.

     6.12 Notices. Borrowers shall promptly notify Lender in writing of (a) any loss, damage, investigation, action, suit, proceeding or claim relating to a material portion of the Collateral or which may result in any material adverse change in Guarantor's or any Borrower's business, assets, liabilities or condition, financial or otherwise; (b) the occurrence of any Event of Default or event which constitutes or would, after the giving of notice or lapse of time or both, constitute an Event of Default; (c) any action or proceeding brought against any Obligor wherein such action or proceeding would, if determined adversely to any Obligor result in liability of any Obligor in excess of $100,000.00 individually, or $100,000.00 in the aggregate; (d) the failure of any Obligor to observe any of its undertakings under the Loan Documents; (e) any material adverse change in the assets, business, operations or financial condition of any Obligor; or (f) the termination or expiration of, or the occurrence of a default under, any of the license or distributions agreements described on Schedule N.

     6.13 Books and Records/Locations. The books and records of Guarantor, Borrowers and their subsidiaries concerning accounts and the chief executive office of each such entity are and shall be maintained only at the address set forth in Section 10.3(b). The only other places of business and the only other locations of Collateral, if any, of Guarantor and any Borrower are and shall be the addresses set forth in Section 10.3 hereof, except Borrowers may change such location or open a new place of business after thirty (30) days' prior written notice from Borrowers to Lender. Prior to any change in location or opening of any new place of business, Borrowers shall execute and deliver or cause to be executed and delivered to Lender such financing statements, Landlord Waivers, financing documents and security and other agreements as Lender may reasonably require, including, without limitation, those described in Section 6.22. Without limiting the foregoing, prior to the relocation of RI's operations and assets to Virginia, Borrowers shall deliver to Lender a written plan or summary of such relocation acceptable to Lender, and Obligors shall deliver to Lender, at Obligors' cost and expense, any and all financing statements, landlord, mortgagee and warehouse waiver agreements and other documents and agreements as Lender may reasonably request to evidence or protect Lender's security interest in, access to and rights and remedies with respect to the Collateral.

     6.14 Title; Lien Restrictions.

          (a) Obligors have and at all times will continue to have good and marketable title to all of their respective properties, real and personal, including without limitation, the Collateral, free and clear of all liens, security interests, claims or encumbrances of any kind except in favor of Lender and except only for the Permitted Liens, as hereafter defined. No Obligor shall mortgage, assign, pledge, transfer or otherwise permit any lien or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of its respective assets or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for the following (collectively the "Permitted Liens"): (i) the existing liens described on Schedule B-i and (ii) future purchase money liens on capital equipment provided that: (w) the property subject to any of such liens is acquired by a Borrower in the ordinary course of such Borrower's business and the lien is created simultaneously with such acquisition; (x) the purchase money indebtedness so created does not exceed 100% of the cost of such equipment; (y) the purchase money indebtedness shall only be secured by the equipment so acquired; and (z) the purchase money indebtedness is permitted under the provisions of Section 6.25 hereof.

         (b) No Obligor shall enter into any agreement which shall: (i) prohibit any Obligor from granting, creating or suffering to exist, or otherwise restricting in any way (whether by covenant, by identifying such event as a default under such agreement or otherwise) the ability of any Obligor or any of its subsidiaries to grant, create or suffer to exist any lien, security interest or other charge or encumbrance upon or with respect to any of its assets in favor of Lender; or (ii) restrict or inhibit Lender's rights or ability to sell or otherwise dispose of any of the Collateral or any part thereof after the occurrence of an Event of Default.

         (c) Lender agrees that upon Borrowers' request, Lender will subordinate its security interest in the specific equipment described on Schedule B-2 attached hereto to the security interest therein of a creditor extending a loan to Borrowers, or any of them (the "Equipment Debt") if (i) the principal amount of the Equipment Debt does not exceed the lesser of(x) the appraised value of such equipment or (y) $3,000,000.00, (ii) the Equipment Debt is secured solely by a security interest in the equipment described on Schedule B-2, (iii) all other terms and conditions of the Equipment Debt are acceptable to Lender in its reasonable discretion and (iv) the creditor extending the Equipment Debt executes an intercreditor agreement acceptable to Lender in its reasonable discretion. If Lender fails to provide such subordination solely because the conditions in (iii) or (iv) above have not been satisfied, and if (x) the conditions of (i) and (ii) have been satisfied and (y) no Event of Default, nor any event or condition which with the passage of time, delivery of notice or otherwise would constitute any such Event of Default, exists, Lender agrees to use best efforts to offer to Borrowers, within 30 days following the date of Lender's refusal to provide the requested subordination, Equipment Debt on substantially the same terms as offered by the original creditor. Should Lender fail to comply with the foregoing, Borrowers may, within 120 days following such failure, terminate the Revolving Loans and pay a termination fee equal to one quarter of one percent less than the termination fee that would otherwise be due under the provisions of Section 3.4.

    6.15 No Corporate Change. Each Obligor and its subsidiaries shall maintain its separate existence and shall maintain in full force and effect all material licenses, bonds, franchises, leases, trademarks and qualifications to do business in the jurisdictions in which it is required to do so by the nature and extent of its activities in such jurisdictions. No Obligor or any of its subsidiaries shall directly or indirectly: (a) without Lender's prior written consent, alter its corporate existence or, in one transaction or a series of transactions, consolidate with or merge with or into any other entity, or permit any other entity to consolidate with or merge with or into any Obligor or any of their subsidiaries, (b) form or acquire any interest in any firm, corporation or other entity or (c) alter or modify any Obligor's articles or certificate of incorporation or any operating agreement, name, mailing addresses, principal places of business, structure, status or existence or enter into or engage in any business, operation or activity materially different from that presently being conducted by any.

    6.16 Insurance. Obligors and their subsidiaries shall at all times maintain, with financially sound and reputable insurers, insurance (including, without limitation, at the option of Lender in its reasonable discretion, earthquake and flood insurance) with respect to the Collateral and other assets and against all such liability and hazards as are usually carried by entities engaged in the same or a similar business similarly situated or as may be required by Lender but expressly including product liability coverage. All such insurance policies shall be in such form, substance, amounts and coverage as may be satisfactory to Lender and shall provide for thirty (30) days' prior written notice to Lender of cancellation or reduction of coverage. Guarantor and each Borrower hereby irrevocably appoints Lender and any designee of Lender as attorney-in-fact for Guarantor and such Borrower and its subsidiaries to obtain at Borrowers' expense, any such insurance should any Obligor or any of its subsidiaries fail to do so and, after an Event of Default, to adjust or settle any claim or other matter under or arising pursuant to such insurance or to amend or cancel such insurance. Obligors shall deliver to Lender evidence of all such insurance and a lender's loss payable endorsement satisfactory to Lender as to all existing and future insurance policies with respect to the Collateral. Obligors shall deliver to Lender, in kind, all instruments representing proceeds of insurance received by any Obligor. Lender may apply any insurance proceeds received at any time to the cost of repairs to or replacement of any portion of the Collateral and/or, at Lender's option, to payment of or as security for any of the Obligations, whether or not due, in any order or manner as Lender determines.

    6.17 Compliance With Laws. Each Obligor and its subsidiaries is and at all times will continue to be in compliance in all material respects with the requirements of all laws, rules, regulations and orders of any governmental authority relating to its business (including laws, rules, regulations and orders relating to taxes, payment and withholding of payroll taxes, employer and employee contributions and similar items, securities, employee retirement and welfare benefits, employee health and safety, or environmental matters) and all material agreements or other instruments binding on such Obligor or any of its subsidiaries or their respective property. All of Borrowers' inventory shall be produced in accordance with the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto. Each Obligor and its subsidiaries has paid and discharged and shall pay and discharge all taxes, assessments and governmental charges against it or any Collateral prior to the date on which penalties are imposed or liens attach with respect thereto, unless the same are being contested in good faith and, at Lender's option exercised in its reasonable discretion, reserves are established for the amount contested and penalties which may accrue thereon.

    6.18 Equipment. With respect to equipment constituting Collateral, Obligors shall keep the equipment in good order and repair, and in running and marketable condition, ordinary wear and tear excepted.

    6.19 Financial Covenants. Borrowers shall at all times comply with the following:

         (a) Borrowers shall maintain Tangible Net Worth of not less than (i) $10,500,000.00 as of the date hereof and at all times hereafter through October 30, 2001; (ii) $11,500,000.00 as of October 31, 2001 and at all times thereafter through January 30, 2002; (iii) $12,500,000.00 as of January 31, 2002 and at all times thereafter through October 30, 2002; and (iv) $14,000,000.00 as of October 31, 2002 and at all times thereafter.

         (b) Borrowers shall maintain a Fixed Charge Coverage Ratio, determined as of the end of each fiscal quarter of Borrowers for the 12-month period then ended, of not less than: (i) 1.75 to 1.0 as of July 31, 2001 and as of the end of each fiscal quarter thereafter through April 30, 2002; and (ii) 3.0 to 1.0 as of July 31, 2002 and as of the end of each fiscal quarter thereafter.

         (c) Borrowers and Guarantor shall not, directly or indirectly, expend or commit to expend, for fixed or capital assets (including capital lease obligations) (collectively "Capital Expenditures") an aggregate amount in excess of: (i) S 1,000,000.00 in the fiscal year ending July 31, 2001; (ii) $2,000,000.00 in the fiscal year ending July 21, 2002; and (iii) $1,000,000.00 in the fiscal year ending July 31, 2003 and in any fiscal year thereafter.

         (d) For purposes of the foregoing:

    "Tangible Net Worth" means, as of any date, shareholders' equity or net worth of Guarantor, Borrowers and their subsidiaries as determined in according with GAAP, the amount of any assets classified as intangible assets under GAAP, all determined on a consolidated basis.

    "EBITDA" means, for the applicable period, the sum of net income of Guarantor, Borrowers and their subsidiaries (exclusive of extraordinary items of income or loss) or amounts which, in the determination of such net income, have been deducted for interest expense, total federal, state, local and foreign income, value added and similar taxes, and depreciation and amortization; all as determined in accordance with GAAP and on a consolidated basis.

    "Funded Indebtedness" means all indebtedness for borrowed money, all indebtedness under bonds, notes or similar instruments on which interest payments are customarily made, all indebtedness under conditional sales or title retention documents, all indebtedness issued or assumed as the deferred purchase price of property or services, the principal portion of obligations under capital leases and any guaranties of any such foregoing indebtedness.

    "Fixed Charge Coverage Ratio" means, for the applicable period, the ratio of
(i) EBITDA for such period, minus total Unfunded Capital Expenditures for such period, minus cash taxes paid, to (ii) the sum of interest expense for such period plus scheduled payments on the Funded Indebtedness paid in cash for such period plus total dividends and distributions paid or declared by Borrowers during such period; all determined as to Guarantor, Borrowers and their subsidiaries on a consolidated basis.

    "Unfunded Capital Expenditures" means Capital Expenditures which have not been financed with financing from a third party permitted under the terms of this Agreement.

    6.20 Affiliated and Other Transactions. No Obligor will, directly or indirectly: (a) lend or advance money or property to, guarantee or assume indebtedness of, or, except for existing investments in subsidiaries described on Schedule M, invest (by capital contribution or otherwise) in any person, firm, corporation or other entity; (b) declare, pay or make any dividend, redemption or other distribution on account of, or purchase, any shares of any class of stock of any Obligor now or hereafter outstanding, provided that a Borrower's subsidiaries may declare, pay or make any dividend, redemption or other distribution to such Borrower; (c) make any payment of the principal amount of or interest on any indebtedness owing to any officer, director, shareholder, or affiliate of any Obligor, provided that a Borrower's subsidiaries may make any payment of the principal amount of or interest on any indebtedness owing to such Borrower; (d) make any loans or advances to any officer, director, employee, shareholder or affiliate of any Obligor, provided that Borrowers may make advances and reimbursements to their employees in reasonable amounts for travel and other business expenses incurred in the ordinary course of Borrowers' business; or (e) enter into any sale, lease or other transaction with any officer, director, employee, shareholder or affiliate of an Obligor or any of its subsidiaries on terms that are less favorable to any Obligor or any of its subsidiaries than those which might be obtained at the time from persons who are not an officer, director, employee, shareholder or affiliate of any Obligor.

    6.21 Fees and Expenses. Borrowers shall pay, on Lender's demand, all costs, expenses, filing fees and taxes payable in connection with the preparation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement and all other existing and future agreements or documents contemplated herein or related hereto, including any amendments, waivers, supplements or consents which may hereafter be made or entered into in respect hereof, or in any way involving claims or defense asserted by Lender or claims or defense against Lender asserted by any Obligor, any of its subsidiaries or any third party directly or indirectly arising out of or related to the relationship between Borrowers and Lender or any Obligor and Lender, including, but not limited to the following, whether incurred before, during or after the Term or after the commencement of any case with respect to a Borrower or any of its subsidiaries or any Obligor under the United States Bankruptcy Code or any similar statute: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable);
(b) all title insurance and other insurance premiums, appraisal fees, fees incurred in connection with any environmental report, audit or survey and search fees; (c) all fees as then in effect relating to the wire transfer of loan proceeds and other funds and fees then in effect for returned checks and credit reports; (d) all expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrowers' operations provided that prior to the occurrence of an Event of Default, such costs shall be in an amount equal to the Field Examination Fee set forth in Section 10.5, plus such fees and disbursements incurred as a result of litigation between the parties hereto, any third party and in any appeals arising therefrom for Lender's examiners in the field and office; (e) all costs, fees, penalties or other liabilities arising or incurred in connection with any litigation, claims, judgments or suits (including, without limitation, environmental liabilities); and (f) the costs, fees and disbursements of outside counsel to Lender.

    6.22 Further Assurances. At the request of Lender, at any time and from time to time, at Borrowers' sole expense, Obligors shall execute and deliver or cause to be executed and delivered to Lender, such agreements, documents and instruments, including, without limitation, waivers, consents and subordination agreements from mortgagees or other holders of security interests or liens, landlords or bailees and stock certificates and other securities, instruments and chattel paper, endorsed as Lender may direct, with, as appropriate, stock or other powers executed in blank, and do or cause to be done such further acts as Lender, in its discretion, deems necessary or desirable to create, preserve, perfect or validate any security interest of Lender or the priority thereof in the Collateral and otherwise to effectuate the provisions and purposes of this Agreement. Each Obligor hereby authorizes Lender, from time to time and at Borrowers' expense, to file financing statements or amendments against such Obligor in favor of Lender with respect to the Collateral, without such Obligor's signature or further consent and to file as financing statements any carbon, photographic or other reproductions of this Agreement or any financing statements signed by Obligor. Obligor shall promptly notify Lender in writing of any trademarks, copyrights, patents, licenses or other intellectual property that any of them acquires following the date hereof.

     6.23 Use of Proceeds. The proceeds of the Revolving Loans shall be used solely to refinance existing bank debt and for future working capital of Borrowers.

     6.24   Environmental Matters.

            (a) None of Obligors' respective properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute. No lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by any Borrower or any of its subsidiaries. No Obligor has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency relating to any action or omission by any Obligor or any of its subsidiaries resulting in the releasing, or otherwise exposing of hazardous waste or hazardous substances into the environment. Each Obligor and its subsidiaries is in compliance (in all material respects) with all statutes, regulations, ordinances and other legal requirements pertaining to the production, storage, handling, treatment, release. transportation or disposal of any hazardous waste or hazardous substance.

            (b) In the event an Obligor becomes aware of any past, present or future facts or circumstances which have given rise or could give rise to a claim against any Obligor related to a failure to comply with any Environmental Requirements, Borrowers will promptly give Lender notice thereof, together with a written statement of the chief financial officer of Borrowers setting forth the details thereof and the action with respect thereto taken or proposed to be taken by Obligors.

            (c) Each Obligor agrees to indemnify, defend and hold harmless Lender, its parents, subsidiaries, successors and assigns, and any officer, director, shareholder, employee, Affiliate or agent of Lender, for all loss, liability, damage, cost and expenses, including without limitation, attorney's fees and disbursements (including the reasonable allocated costs of in-house counsel) arising from or related to (i) the release of any Special Materials at any facility at any time owned, leased or operated by an Obligor, (ii) the release of any Special Materials treated, stored, transported, handled, generated or disposed of by or on behalf of any Obligor at any third party owned site, (iii) any claim against any Obligor that it has failed to comply with all Environmental Requirements, and (iv) the breach by any Obligor of any representation or covenant in this Section 6.24.

            (d)  The representations and covenants of Obligors contained in this
Section 6.24, including without limitation the indemnification obligation of Obligors, shall survive the occurrence of any event whatsoever, including the payment of the Obligations or any investigation by or knowledge of Lender.

            (e)  For purposes of the foregoing:

                 (i) "Environmental Requirements" means any and all applicable federal, state or local laws, statutes, ordinances, regulations or standards, administrative or court orders or decrees, common law doctrines or private agreements, relating to (i) pollution or protection of the environment and natural resources, (ii) exposure of employees or other persons to Special Materials, (iii) protection of the public health and welfare from the effects of Special Materials and their products, by-products, wastes, emissions, discharges or releases, and (iv) regulation, licensing, approval or authorization of the manufacture, generation, use, formulation, packaging, labeling, transporting, distributing, handling, storing or disposing of any Special Materials.

                 (ii) "Special Materials" means any and all materials which, under Environmental Requirements, require special handling in use, generation, collection, storage, treatment or disposal, or payment of costs associated with responding to the lawful directives of any court or agency, of competent jurisdiction. Special Materials shall include, without limitation: (i) any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance specified in or regulated or otherwise affected by any Environmental Requirements (including but not limited to any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended or any similar state or local law), (ii) any toxic chemical or other substance from or related to industrial, commercial or institutional activities, and (iii) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychiorinated biphenyls, radon, urea formaldehyde and lead-containing materials.

     6.25 Restrictions on Additional Indebtedness. No Obligor shall, nor shall it permit its subsidiaries to, incur or create any liability or indebtedness, including capitalized leases, other than under this Agreement and the following indebtedness (collectively the "Permitted Indebtedness") (i) existing indebtedness set forth on Schedule D hereto; (ii) future purchase money indebtedness for the acquisition of equipment provided that the total aggregate principal amount thereof shall not at any time exceed S100,000.00, and (iii) the Equipment Debt as described in and subject to the conditions of Section 6.14(c).

     6.26 Issuance of Stock. Without Lender's prior written consent, no Obligor shall, nor shall it permit its subsidiaries to, issue, distribute or redeem any capital stock, membership interest or other securities for consideration or otherwise, except, in the case of any such subsidiary, to a Borrower. No Obligor shall permit the transfer of any shares of its capital stock, membership interests or other equity interests, except that Guarantor may permit such transfers of its capital stock if, as a result thereof, Uziel Frydman and/or his immediate family would continue to own, legally and beneficially, not less than 51% of the total issued and capital stock of Guarantor and sufficient shares of Guarantor's stock to enable Uziel Frydman and/or his immediate family to elect a majority of the Board of Directors of Guarantor.

     6.27 Limitations. Without Lender's prior written consent, except as contained herein, no Obligor shall create, nor will it permit any of its subsidiaries to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such person to (a) pay dividends or make any other distribution on any of such person's capital stock, membership interests or other equity interests, (b) pay any indebtedness owed to an Obligor, (c) make loans or advances to an Obligor or (d) transfer any of its property to an Obligor, except for encumbrances or restrictions existing under or by reason of (i) customary non-assignment provisions in any lease governing a leasehold interest, (ii) any agreement or other instrument of a person existing at the time it becomes a subsidiary of an Obligor; provided, that such encumbrance or restriction was not entered into in contemplation of such person becoming a subsidiary of an Obligor and (iii) this Agreement.

     6.28 Restricted Payments. Without Lender's prior written consent, no Obligor will pay dividends, make other distributions on account of its capital stock or membership or other equity interests, make any payments on any sinking fund or similar payment, make any payment to redeem, retire, purchase or obtain the surrender of any outstanding warrants, options or other rights to acquire any interest in an Obligor or make any payment to any affiliate of an Obligor.

     6.29 Tax Returns. Obligors have filed all tax returns which they are required to file and have paid, or made provision for the payment of, all taxes which have or may have become due pursuant to such returns or pursuant to any assessment received by them, except such taxes (other than real estate taxes which must be paid regardless of challenge), if any, as are being contested in good faith and as to which adequate reserves have been provided. Such tax returns are complete and accurate in all respects. No Obligor knows of any proposed additional assessment or basis for any assessment of additional taxes.

     6.30 Current Compliance. Obligors are currently in compliance with all of the terms

     6.31 Pension Plans. Except as disclosed on Schedule L hereto, (a) no Obligor has any obligations with respect to any employee pension benefit plan ("Plan") (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (b) no events, including, without limitation, any "Reportable Event" or "Prohibited Transaction" (as those terms are defined under ERISA), have occurred in connection with any Plan of any Obligor which might constitute grounds for the termination of any such Plan by the Pension Benefit Guaranty Corporation ("PBGC") or for the appointment by any United States District Court of a trustee to administer any such Plan, (c) all of the Obligors' Plans meet with the minimum funding standards of Section 302 of ERISA, and (d) No Obligor has existing liability to the PBGC. No Obligor is subject to or bound to make contributions to any "multi-employer plan" as such term is defined in Section 400 1(a)(3) of ERISA.

     6.32 Intellectual Property. Borrowers own or possess the irrevocable right to use all of the patents, trademarks, service marks, trade names, copyrights, licenses, franchises and permits and rights with respect to the foregoing necessary to own and operate the Borrowers' properties and to carry on their business as presently conducted and presently planned to be conducted without conflict with the rights of others. Schedule H sets forth an accurate list and description of each such patent, trademark, service mark, trade name, copyright, license, franchise and permit and right with respect to the foregoing, together with all registration or application numbers or information with respect thereto.

     6.33 Eligible Inventory Warranties. With respect to Eligible Inventory from time to time scheduled, listed or referred to in any certificate, statement or report prepared by or for a Borrower and delivered to Lender and upon which Borrowers are basing availability under the Borrowing Base, Borrowers warrant and represent that (a) such inventory is located at the address or addresses listed on Schedule E attached hereto and is not in transit; (b) a Borrower has good, indefeasible and merchantable title to such inventory and such inventory is not subject to any lien or security interest whatsoever except for the prior, perfected security interest granted to Lender; (c) such inventory is of good and merchantable quality, free from any defects; (d) such inventory is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties; and (e) the completion of the manufacture and sale or other disposition of such inventory by Lender following an Event of Default shall not require the consent of any person and shall not constitute a breach or default under any contract or agreement to which a Borrower is a party or to which the inventory is subject.

     6.34 Eligible Account Warranties. With respect to all Eligible Accounts from time to time scheduled, listed or referred to in any certificate, statement or report prepared by or for a Borrower and delivered to Lender and upon which Borrowers are basing availability under the Borrowing Base, Borrowers warrant and represent that (a) the accounts arose in the ordinary course of a Borrower's business, (b) the accounts are genuine, are in all respects what they purport to be, and are not evidenced by any chattel paper, note, instrument or judgment;
(c) a Borrower has absolute title to such accounts and the accounts represent undisputed, bona tide transactions completed in accordance with the terms thereof and as represented to Lender; (d) no payments have been or will be made thereon, except payments immediately delivered to Lender pursuant to the Loan Documents; (e) there are no setoffs, counterclaims, disputes, discounts, credits, charge backs, freight claims; allowances or adjustments existing or asserted with respect thereto and no Borrower has made any agreement with any account debtor for any deduction therefrom; (f) there are no facts, events or occurrences which impair the validity or enforcement thereof or may reduce the amount payable thereunder as shown on any certificates, statements or reports, prepared by or for a Borrower and delivered to Lender, Borrowers' books and records and all invoices and statements delivered to Lender with respect thereto; (g) to the best of Borrowers' knowledge, all account debtors have the capacity to contract and are solvent; (h) the goods sold giving rise thereto are not subject to any lien, claim, encumbrance or security interest except that of Lender; (i) to the best of Borrowers' knowledge, there are no proceedings or actions which are threatened or pending against any account debtor which might result in any material adverse change in such account debtor's financial condition; (j) the account is not an account with respect to which the account debtor is an affiliate of any Obligor or a director, officer of employee of any Obligor or their affiliates; (k) the account does not arise with respect to goods which have been returned, rejected, lost or damaged or which have not been shipped or arise with respect to services which have not been fully performed and accepted as satisfactory by the account debtor; (1) the account is not an account with respect to which the account debtor's obligation to pay the account is conditional upon the account debtor's approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a consignment, bill-and-hold, guaranteed sale, sale-and-return, or sale on approval basis; (m) the amounts shown on the applicable certificates, statements, on Borrowers' books and records and all invoices and statements which may be delivered to Lender with respect to such accounts are actually and absolutely owing to a Borrower and are not in any way contingent; (n) the accounts have not been sold, assigned or transferred to any other person and no person except a Borrower has any claim thereto or (with the exception of the applicable account debtor) any claims to the goods sold; and
(o) to Borrowers' knowledge, such account satisfies all criteria for eligibility established by Lender.

         6.35 Payment of Principal, Interest and Other Amounts Due. Borrowers will pay when due all Obligations and all other amounts payable by it hereunder and under the Loan Documents.

         6.36 Limitation on Sale and Leaseback. Except in connection with sale and leaseback transactions entered into in connection with the relocation of RI's operations and assets to Virginia pursuant to a plan acceptable to Lender as provided in Section 6.13, no Obligor will enter into any arrangement whereby it will sell or transfer any real property or improvements thereon or other fixed assets owned by it and then or thereafter rent or lease as lessee such property, improvements or assets or any part thereof, or other property which any Obligor shall intend to use for substantially the same purposes as the property sold or transferred

         6.37 Ownership and Disposition of Assets.

              (a) All operating assets and revenues shown on the financial statements of Borrowers and Guarantor, and all accounts and inventory described on each Borrowing Base Certificate delivered by Borrowers to Lender, are owned and generated, as applicable, by Borrowers. Guarantor is a holding company and its only assets are the stock and equity interests owned by Guarantor in Borrowers.

              (b) No Obligor will sell, lease, transfer, abandon or otherwise dispose of all, substantially all, or any portion of its property or assets, including, without limitation, any of the Collateral, except for sales of inventory by Borrowers in the ordinary course for fair consideration and the sale for fair consideration of obsolete equipment having a book value of not more than $50,000 individually or in the aggregate.

         6.38 Taxes; Claims for Labor and Materials. Each Obligor will pay or cause to be paid when due all taxes, assessments, governmental charges or levies imposed upon it or its income, profits, payroll or any property belonging to it, including without limitation all withholding taxes, and all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon any of its properties or assets; provided that it shall not be required to pay any such tax (other than real estate taxes which must be paid regardless of challenge), assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings promptly initiated and diligently conducted by it, and neither execution nor foreclosure sale or similar proceedings shall have been commenced in respect thereof (or such proceedings shall have been stayed pending the disposition of such contest of validity), and it shall have set aside on its books, or at the request of Lender deposited with Lender adequate reserves with respect thereto. No Obligor will file or consent to the filing of, any consolidated income tax return with any person or entity other than a subsidiary.

         6.39 Pension Plans. Obligors will (a) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Plans can be terminated without material liability to any Obligor in connection with such termination (as distinguished from any continuing funding obligation); (b) make contributions to all of Obligors' Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA; (c) comply with all material requirements of ERISA which relate to such Plans so as to preclude the occurrence of any Reportable Event, Prohibited Transaction or material "accumulated funding deficiency" as such term is defined in ERISA; and (d) notify Lender immediately upon receipt by any Obligor of any notice of the institution of any proceeding or other action which may result in the termination of any Plan and deliver to Lender, promptly after the filing or receipt thereof, copies of all reports or notices which any Obligor files or receives under ERISA with or from the Internal Revenue Service, the PBGC, or the U.S. Department of Labor.

         6.40 Bank of Account. Obligors will maintain Lender as major bank of account, unless otherwise agreed by Lender in writing. Obligors will notify Lender in writing and on a continuing basis, of all deposit accounts and certificates of deposit (including the numbers thereof) maintained with or purchased by any Obligor from any other financial institutions.

         6.41 Maintenance of Management. Obligor will cause their business to be continuously managed by its present senior management or, in lieu thereof, such other persons (serving in such senior management positions) as may be satisfactory to Lender in its reasonable discretion. Borrowers will notify Lender promptly in writing of any change in the board of directors, executive officers, manager or other governing body of any Obligor and will provide Lender with a copy of any proposed amendments to its Articles of Incorporation, By-Laws, operating agreement or other governing documents, prior to adoption.

         6.42 Accounts Receivable. Unless Lender notifies Borrowers in writing that it dispenses with any one or more of the following requirements, Borrowers will (a) inform Lender promptly of the rejection of goods, claims made or delay in delivery or performance in regard to any account or contract right upon which Borrowers have based availability for advances under the Borrowing Base and will adjust the Borrowing Base to reduce the availability for advances by the amount of such account and will repay any out-of-formula advance resulting therefrom;
(b) make no change in any account upon which Borrowers have based availability for advances under the Borrowing Base, unless such change is reflected in the Borrowing Base and does not result in any out-of-formula advance under the Borrowing Base; (c) furnish to Lender all information received by a Borrower affecting the financial standing of any account debtor whose account or contract right has been specifically assigned to Lender; (d) pay Lender the amount loaned against any account or contract right if the goods are returned by purchaser or the contract is canceled or terminated or adjust the borrowing base calculation to reduce the availability for advances under the Borrowing Base by the amount of such account and repay any out-of-formula advance resulting therefrom; (e) immediately notify Lender if any of its accounts arise out of contracts with the United States or any department, agency or instrumentality thereof, and execute any instruments and take any steps required by Lender in order that all monies due and to become due under such contract shall be assigned to Lender and notice thereof given to the Government under the Federal Assignment of Claims Act; and (f) deliver to Lender, with appropriate endorsement or assignment, any instrument or chattel paper representing an account or contract right. Any permission granted to Borrowers by Lender to omit any of the requirements of this Section 6.42 may be revoked by Lender at any time.

         Borrowers will, if requested by Lender (a) give Lender assignments, in form acceptable to Lender, of specific accounts or groups of accounts and monies due and to become due under specific contracts and specific general intangibles;
(b) furnish to Lender a copy, with such duplicate copies as Lender may request, of the invoice applicable to each account specifically assigned to Lender or arising out of a contract right, bearing a statement that such account has been assigned to Lender and such additional statements as Lender may require; (c) mark its records evidencing its accounts in a manner satisfactory to Lender so as to show which accounts have been assigned to Lender; (d) furnish to Lender satisfactory evidence of the shipment and receipt of any goods specified by Lender and the performance of any services or obligations covered by accounts or contracts in which Lender has a security interest; (e) pay Lender the unpaid portion of any account or contract right upon which Borrowers have based availability for advances under the Borrowing Base if (i) such account is not paid promptly after its maturity, (ii) an account debtor does not accept the goods or services, (iii) any petition under the Bankruptcy Code or any similar Federal or State statute is filed by or against a purchaser, or (iv) Lender shall at any time reject the account as unsatisfactory; and until such payment is made by Borrowers, Lender may retain any such account or contract right as security and may charge any deposit account of any Borrower with any such amounts; (f) join with Lender in executing a financing statement, notice, affidavit or similar instrument, in form satisfactory to Lender, and such continuation statements and other instruments as Lender may from time to time request and pay the cost of filing the same in any public office deemed advisable by Lender; (g) give Lender such financial statements, reports, certificates, lists of purchasers (showing names, addresses, and amounts owing) and other data concerning its accounts, contracts, collections, inventory, general intangibles and other matters Lender may from time to time specify; (h) segregate cash proceeds of Collateral so that they may be identified readily, and deliver the same to the Lender at such time or times and in such manner and form as the Lender may direct; (i) furnish such witnesses as may be necessary to establish legal proof of the Collateral or records relating to the Collateral; and (j) obtain from any owner, encumbrancer or other person having an interest in the property where any Collateral is located, written consent to Lender's removal of the Collateral therefrom, without liability on the part of Lender to such owner, encumbrancer or other person, or from any such owner, encumbrancer or other person such waivers of any interest in the Collateral as the Lender may require.

         6.43 Keyman Insurance. Borrowers will cause to be maintained the keyman life insurance coverage required under Section 4.4 and will deliver to Lender evidence of such coverage showing all premiums paid for the subsequent 12-month period at least thirty (30) days prior to the expiration of such insurance policy.

         6.44 Interrelatedness of Borrowers. The business operations of Borrowers and their subsidiaries are interrelated and complement one another and such entities have a common business purpose, with intercompany bookkeeping and accounting adjustments used to separate their respective properties, liabilities, and transactions. To permit their uninterrupted and continuous operations, Borrowers now require and will from time to time hereafter require funds and credit accommodations for general business purposes. The proceeds of Revolving Loans extended hereunder will directly or indirectly benefit each Borrower, severally and jointly, regardless of which Borrower requests or receives part or all of the proceeds of the Revolving Loans.

         6.45 Control. Obligors shall execute and deliver all agreements, assignments, instruments or other documents as reasonably requested by Lender for the purpose of obtaining and maintaining control within the meaning of the Uniform Commercial Code with respect to any Collateral consisting of (i) deposit accounts, (ii) investment property, (iii) letter of credit rights and (iv) electronic chattel paper.

         6.46 Commercial Tort Claims. Obligors shall (i) promptly forward to Lender written notification of any and all commercial tort claims, including, without limitation, any and all actions, suits and proceedings before any court or governmental authority by or affecting any Obligor or any of its subsidiaries and (ii) execute and deliver such statements, documents and notices and do and cause to be done all such things as may be required by Lender or required by law, including, without Imitation, all things which may from time to time be necessary under the Uniform Commercial Code to fully create, preserve, perfect and protect the priority of Lender's security interest in any commercial tort claim.

SECTION 7.    EVENTS OF DEFAULT AND REMEDIES

         7.1 Events of Default. Except for Obligations arising under a swap agreement as defined in ii U.S.C. (S) 101, if any, which shall be due at Lender's option, all Obligations shall be immediately due and payable, without notice or demand, and any provisions of this Agreement as to future loans and credit accommodations by Lender shall terminate automatically, upon the termination or non-renewal of this Agreement or upon the occurrence of an event described in Section 7.1(h) or (I) below, or at Lender's option, upon or at any time after the occurrence or existence of any one or more of the following Events of Default:

             (a) Any Obligor fails to pay when due any interest or principal due on the Obligations, whether at the stated maturity, as a result of acceleration or otherwise, or any Obligor fails to pay within five (5) business days of when due any fees, expenses or other sums (other than principal or interest) due on the Obligations whether at the due date therefor, or a result of acceleration or otherwise.

             (b) Any Obligor fails to perform, comply with or observe any of the terms, covenants or agreements applicable to such Obligor under this Agreement or of any of the other Loan Documents or any other existing or future financing, security or other agreement between such Obligor and Lender or any affiliate of Lender and such failure is not cured within thirty (30) days of receipt by Borrowers of written notice of such failure; provided, however, that such notice and opportunity to cure is expressly inapplicable to (i) any failure constituting an Event of Default under any other subparagraph of this Section 7.1, (ii) any failure to comply with the provisions of Section 6.19 or (iii) any failure which is incapable of cure or was willfully caused or permitted by an Obligor.

                  (c) Any representation, warranty or statement of fact made by any Obligor to Lender in this Agreement or any of the other Loan Documents or any schedule, confirmatory assignment or otherwise, or to any affiliate of Lender, shall prove inaccurate or misleading in any material respect.

                  (d) Any Obligor revokes, terminates or fails to perform any of the terms of any guaranty, endorsement or other agreement of such party in favor of Lender or any affiliate of Lender;

                  (e) Any judgment in excess of $250,000.00 is obtained against any Obligor or one of its subsidiaries which remains unstayed for a period of thirty (30) days; or any injunction or attachment is obtained against any Obligor or any of their subsidiaries which remains unstayed for a period of thirty (30) days or is enforced;

                  (f) Any Obligor is dissolved or terminates, fails to maintain its separate existence or fails to remain in good standing, or the usual business of any Obligor ceases or is suspended;

                  (g) Any change occurs in the senior management or ownership of any Obligor not permitted by the terms of this Agreement;

                  (h) Any Obligor becomes insolvent, makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a general meeting of its creditors or principal creditors;

                  (i) Any petition or application for any relief under the bankruptcy laws of the United States now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed by or against any Obligor or any of its subsidiaries;

                  (j) The indictment or threatened indictment of any Obligor or any of its subsidiaries under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Obligor or any of its subsidiaries, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of any Obligor or any of its subsidiaries;

                  (k) Any default or event of default occurs on the part of any Obligor or any of its subsidiaries under any agreement, document or instrument to which such Obligor or any such subsidiary is a party or by which such Obligor, any of its subsidiaries or any of their respective property is bound, creating or relating to any indebtedness of such Obligor or any of its subsidiaries to any person or entity other than Lender in an amount exceeding $100,000.00, if the effect of such default is to accelerate, or to permit the acceleration of, the maturity of all or any part of such indebtedness, or all or any part of any such indebtedness shall be declared to be due and payable or required to be prepaid for any other reason, in either event prior to the stated maturity thereof;

          (l) Lender in good faith believes that either (i) the prospect of payment or performance of the Obligations is impaired or (ii) the Collateral is not sufficient to secure fully the Obligations;

          (m) any material adverse change occurs in the nature or conduct of any Obligor's business; or

          (n) any covenant, agreement or obligation of any Obligor contained herein or in any of the other Loan Documents shall cease to be enforceable in accordance with its terms, or any Obligor denies or disaffirms any of its obligations hereunder or thereunder or this Agreement or any of the other Loan Documents shall be canceled, terminated, revoked or rescinded without the express prior written consent of Lender, or any action or proceeding shall have been commenced by any person or entity (other than Lender) seeking to cancel, revoke, rescind or disaffirm the obligations of any party to any Loan Document, or any court or other governmental authority shall issue a judgment, order, decree or ruling to the effect that any of the obligations of any party to this Agreement or any of the other Loan Documents are illegal, invalid or unenforceable.

     7.2 Remedies. Upon the occurrence of an Event of Default and at any time thereafter, Lender shall have all rights and remedies provided in this Agreement or any of the other Loan Documents, any other agreements between Obligors and Lender, the Uniform Commercial Code or other applicable law, all of which rights and remedies may be exercised without notice to Obligors, all such notices being hereby waived, except such notice as is expressly provided for hereunder or is not waivable under applicable law. All rights and remedies of Lender are cumulative and not exclusive and are enforceable in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions and in any order Lender may determine. Without limiting the foregoing, Lender may (a) accelerate the payment of all Obligations and demand immediate payment thereof to Lender, (b) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (c) require Obligor, at Borrower's expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (d) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (e) extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions any and all accounts or other Collateral which includes a monetary obligation and discharge or release the account debtor or other obligor, without affecting any of the Obligations, or (f) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, by public or private sales at any exchange, broker's board, any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Obligor, which right or equity of redemption is hereby expressly waived and released by Obligors. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, seven days' prior notice by Lender to Borrowers designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and each Obligor (and any such subsidiary, if applicable) hereby waives any other notice. Neither Lender's compliance with any applicable state or federal law in the conduct of any sale, nor its disclaimer of any warranties relating to the Collateral shall be considered to adversely affect the commercial reasonableness of such sale. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Obligors waive the posting of any bond which might otherwise be required. Notwithstanding the foregoing to the contrary, upon the occurrence of an Event of Default described in Section 7.1(h) or (1), the obligation of Lender to make Loans and other extensions of credit hereunder shall automatically terminate and, except for obligations under swap agreements (as defined in II U.S.C. ss. 101) which shall be due at Lender's option, the Loans and other Obligations hereunder shall become due and payable without further act or notice.

     7.3 Application of Proceeds. Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of any of the Obligations, in whole or in part (including reasonable attorneys' fees and legal expenses incurred by Lender with respect thereto or otherwise chargeable to Borrowers) and in such order as Lender may elect, whether or not then due. Obligor shall remain liable to Lender for the payment of any deficiency together with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including reasonable attorneys' fees and legal expenses.

     7.4 Lender's Cure of Third Party Agreement. Lender may, at its option, cure any default by any Obligor or any of its subsidiaries under any agreement with a third party or pay or bond on appeal any judgment entered against any Obligor or any of its subsidiaries, discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in Lender's sole judgment, is necessary or appropriate to preserve, protect, insure, maintain, or realize upon the Collateral. Lender may charge any Borrower's loan account for any amounts so expended, such amounts to be repayable by Borrowers on demand. Any sums not paid to Lender on demand shall bear interest at the Default Rate until paid in full. Lender shall be under no obligation to effect such cure, payment, bonding or discharge, and shall not, by doing so, be deemed to have assumed any obligation or liability of Obligors.

     7.5 Set-Off. Without limiting the rights of Lender under applicable law, Lender has and may exercise a right of set-off, a lien against and a security interest in all property of any Borrower now or at any time in Lender's possession in any capacity whatsoever, including but not limited to any balance of any deposit, trust or agency account, or any other bank account with Lender, as security for all Obligations. At any time and from time to time following the occurrence of an Event of Default, or an event which with the giving of notice or passage of time or both would constitute an Event of Default, Lender may without notice or demand, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit of any Borrower against any or all of the Obligations.

If any bank account of a Borrower with Lender is attached or otherwise liened or levied upon by any third party, Lender need not await the running of any applicable grace period hereunder, but Lender shall have and be deemed to have the immediate right of set-off and may apply the funds or amount thus set-off against the Obligations.

     7.6 Delay or Omission Not Waiver. Neither the failure nor any delay on the part of Lender to exercise any right, remedy, power or privilege hereunder or otherwise available to Lender upon the occurrence of any Event of Default or otherwise shall operate as a waiver thereof or impair any such right, remedy, power or privilege. No waiver of any Event of Default shall affect any later Event of Default or shall impair any rights of Lender. No single, partial or full exercise of any rights, remedies, powers and privileges by the Lender shall preclude further or other exercise thereof. No course of dealing between Lender and any Obligor shall operate as or be deemed to constitute a waiver of Lender's rights or affect the duties or obligations of any Obligor.

     7.7 Time is of the Essence. Time is of the essence in Obligors' performance of their obligations hereunder and under the other Loan Documents.

     7.8 Waivers. In connection with any proceedings hereunder or in connection with any of the Obligations, including without limitation any action by Lender in replevin, foreclosure or other court process or in connection with any other action related to the Obligations or the transactions contemplated hereunder, Obligors waive:

         (a) all procedural errors, defects and imperfections in such proceedings;

         (b) all benefits under any present or future laws exempting any property, real or personal, or any part of any proceeds thereof from attachment, levy or sale under execution, or providing for any stay of execution to be issued on any judgment recovered under any of the Loan Documents or in any replevin or foreclosure proceeding, or otherwise providing for any valuation, appraisal or exemption;

         (c) all rights to inquisition on any real estate, which real estate may be levied upon pursuant to a judgment obtained under any of the Loan Documents and sold upon any writ of execution issued thereon in whole or in part, in any order desired by Lender;

         (d) presentment for payment, demand, notice of demand, notice of nonpayment, protest and notice of protest of any of the Loan Documents, including the Promissory Note and Surety Agreement;

         (e) any requirement for bonds, security or sureties required by statute, court rule or otherwise;

         (f) any demand for possession of Collateral prior to commencement of any suit; and

         (g) all rights to claim or recover attorney's fees and costs in the event that any Obligor is successful in any action to remove, suspend or enforce a judgment entered by confession.

     7.9 Forbearance. Lender may release, compromise, forbear with respect to, waive, suspend, extend or renew any of the terms of the Loan Documents, without notice to any Obligor.

     7.10 Limitation on Liability. Obligors shall be responsible for and Lender is hereby released from any claim or liability in connection with:

          (a) Safekeeping any Collateral;

          (b) Any loss or damage to any Collateral;

          (c) Any diminution in value of the Collateral; or

          (d) Any act or default of another person or entity.

Lender shall only be liable for any act or omission on its part constituting willful misconduct or gross negligence. In the event that Lender breaches its required standard of conduct, Obligors agree that Lender's liability shall be only for direct damages suffered and shall not extend to consequential or incidental damages. In the event any Obligor brings suit against Lender in connection with the transactions contemplated hereunder and Lender is found not to be liable, Obligors will indemnify and hold Lender harmless from all costs and expenses, including attorney's fees, incurred by Lender in connection with such suit. This Agreement is not intended to obligate Lender to take any action with respect to the Collateral or to incur expenses or perform any obligation or duty of any Obligor.

SECTION 8.JURY TRIAL WAIVER; CERTAIN OTHER WAIVERS AND CONSENTS

     8.1 JURY TRIAL WAIVER. OBLIGORS AND LENDER EACH WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED BY ANY OF THEM AGAINST THE OTHER WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE OBLIGATIONS, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY ANY OBLIGOR OR LENDER, OR WHICH IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN BORROWER AND LENDER. IN NO EVENT WILL LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

     8.2 Counterclaims. Each Obligor waives all rights to interpose any claims, deductions, setoff or counterclaims of any kind, nature or description in any action or proceeding instituted by Lender with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating thereto, except compulsory counterclaims.

     8.3 Jurisdiction. Each Obligor hereby irrevocably submits and consents to the nonexclusive jurisdiction of the State and Federal Courts located in the Commonwealth of Pennsylvania and any other State where any Collateral is located with respect to any action or proceeding arising out of this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating thereto. In any such action or proceeding, each Obligor waives personal service of the summons and complaint or other process and papers therein and agrees that the service thereof may be made by mail directed to Borrowers at its chief executive office set forth herein or other address thereof of which Lender has received notice as provided herein, service to be deemed complete five (5) days after mailing, or as permitted under the rules of either of said Courts. Any such action or proceeding commenced by any Obligor against Lender will be litigated only in a Federal Court located in the district, or a State Court in the State and County, in which the office of Lender designated in Section 10.3(a) is located and each Obligor waives any objection based on forum non conveniens and any objection to venue in connection therewith.

     8.4 No Waiver by Lender. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. A waiver by Lender of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

SECTION 9. TERM OF AGREEMENT; MISCELLANEOUS

     9.1 Term. This Agreement shall only become effective upon execution and delivery by Borrowers, Guarantor and Lender and shall continue in full force and effect for a term set forth in Section 10.5 from the date hereof (the "Term" ), unless extended by notice or agreement signed by Lender.

     9.2 Additional Cash Collateral. Upon termination of this Agreement by Borrowers, as permitted herein, in addition to payment of all Obligations which are not contingent, Borrowers shall deposit such amount of cash collateral as Lender determines is necessary to secure Lender from loss, cost, damage or expense, including reasonable attorneys' fees, in connection with any Letters of Credit or remittance items or other payments provisionally credited to the Obligations and/or to which Lender has not yet received final and indefeasible


     9.3 Notices. Except as otherwise provided, all notices, requests and demands hereunder shall be (a) made to Lender at its address set forth in
Section 10.3(a) and to Borrowers do Guarantor at its chief executive office set forth-in Section 10.3(b), or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if by hand, immediately upon delivery, if by telex, telegram or telecopy (fax), immediately upon receipt; if by overnight delivery service, one day after dispatch; and if by first class or certified mail, three days after mailing.


     9.4 Severability. If any provision of this Agreement is held to be invalid or unenforceable, such provision shall not affect this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable.

     9.5 Entire Agreement; Amendments; Assignments. This Agreement and the Loan Documents contain the entire agreement of the parties as to the subject matter hereof, all prior commitments, proposals and negotiations concerning the subject matter hereof being merged herein. Neither this Agreement nor any provision hereof shall be amended, modified or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns, except that any obligation of Lender under this Agreement shall not be assignable nor inure to the successors and assigns of any Obligor.

     9.6 Discharge of Borrowers. No termination of this Agreement shall relieve or discharge Borrowers of their Obligations, grants of Collateral, duties and covenants hereunder or otherwise until such time as all Obligations to Lender have been indefeasibly terminated, paid and satisfied in full, including, without limitation, the continuation and survival in full force and effect of all security interests and liens of Lender in and upon all then existing and thereafter arising or acquired Collateral and all warranties and waivers of Borrower.

     9.7 Usage. All terms used herein which are defined in the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement and all references to the singular or plural herein shall also mean the plural or singular, respectively.

     9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. References herein to the "Uniform Commercial Code" shall, unless otherwise provided herein, refer to the Uniform Commercial Code in effect in such Commonwealth.

     9.9 Assignment or Sale by Lender. Lender may sell, assign or participate all or a portion of its interest in the Loans and the Loan Documents and in connection therewith may make available to any prospective purchaser, assignee or participant any information relative to any Obligor in its possession.

     9.10 Holidays. If the day provided herein for the payment of any amount or the taking of any action falls on a Saturday, Sunday or public holiday at the place for payment or action, then the due date for such payment or action will be the next succeeding Business Day.

     9.11 Integration. This Agreement and the Loan Documents shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender's rights, powers, remedies and security. In the event of any inconsistency between the terms of this Agreement and the terms of the other Loan Documents, the terms of this Agreement shall prevail.

     9.12 Exhibits and Schedules. All exhibits and schedules attached hereto are hereby made a part of this Agreement.

     9.13 Headings. The headings of the Articles, Sections, paragraphs and clauses of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

     9.14 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

     9.15 Joint Liability. Borrowers expressly acknowledge and agree that all agreements, conditions, covenants, liabilities and provisions of the Loan Documents shall be the joint and several obligation of each Borrower.

SECTION 10. ADDITIONAL DEFINITIONS AND TERMS

     10.1 Borrowing Terms.

          (a) Maximum Revolving Credit:                    $20,000,000.00

          (b) Borrowing Base Formulas:

              Eligible Accounts Percentage                      Up to 85%
              Eligible Inventory Percentages:
              Finished Goods                                   Up to 60%*
              Raw Materials and Component Inventory             Up to 30%

* Such 60% advance rate shall increase to up to 70% (as determined by Lender) at such time as Lender has received, at Borrowers' expense, an appraisal of Borrowers' inventory prepared by an appraiser acceptable to Lender and on terms and conditions acceptable to Lender, and such appraisal establishes a value for such inventory which supports, in Lender's reasonable discretion, an increased advance rate. Maintenance of any such increased advanced rate shall be subject to Lender's receipt, from time to time, at Borrowers' expense, of subsequent inventory appraisals to confirm values acceptable to Lender and upon Borrowers' agreement to deliver financial or operating reports in addition to those required under Section 6.10 above, and/or to deliver the items required under
Section 6.10 above more frequently than currently provided in such Section.

          (c) Inventory Sublimits:

              (i)   Total Eligible Inventory                                $9,000,000.00

              (ii)  In-transit Eligible Inventory (which satisfies the      $2,000,000.00 during
                    criteria therefor established in Section 2.1(d))        December through July;
                                                                            $3,500,000 during August
                                                                            through November

              (iii) Component Inventory                                     $1,500,000.00

              (iv)  Non-food, non-gift, imported inventory                  $2,000,000.00

          (d) Maximum days after invoice date for Eligible Accounts:        120 for "datings"; 90 for
                                                                            all other accounts



          (e) Maximum days after due date for Eligible Accounts:            30 for "datings"; 60 for
                                                                            all other accounts

    10.2  Letters of Credit:

          (a) Commercial Letters of Credit Charge:      1.25% per annum on daily
                                                        outstanding balance

          (b) Sublimit for Letters of Credit:           $2,000,000.00

    10.3  Addresses.

          (a) Lender's Office   1339 Chestnut Street, 4th Floor
                                Widener Building
                                Philadelphia, PA 19107
                                Attention: George Kyvernitis, Vice President
                                Fax No. (215) 973-6680

          (b) Obligors' Chief   1803 Research Blvd., Suite 201
              Executive Office: Rockville, MD 20851
                                Attention: Anat Schwartz, Vice President-Finance
                                Fax No. (301) 309-6162

          (c) Locations of Inventory Collateral: See Schedule E

          (d) Obligors' Other Offices and Locations of Collateral: See Schedule
              F

          (e) Borrowers' Trade Names for Invoicing: See Schedule G

          (f) Borrowers' Operating Account: 2040000037536

    10.4  Term: 3 Years (Terminating on June 12, 2004)

    10.5  Interest/Fees:

          (a) The Applicable Percentage for purposes of calculating the applicable interest rate for any day for any Loan shall be determined in accordance with the following chart and based on EBITDA (as defined in Section
6.19 and determined as of the end of the most recently ended fiscal quarter for the 12 month period then ended) on the date the Applicable Percentage is to be determined:

                                                                                         LIBOR Market Rate
                           EBITDA                     Base Rate Loan   Eurodollar Loan          Loan
          ----------------------------------------   ----------------  ----------------  ------------------
          ***$4,500,000.00                                 .25%              2.35%              2.35%
           **$4,500,000.00 and                             .25%              2.15%              2.15%
          ***$7,000,000.00
          ***$7,000,000.00                                 .25%              1.85%              1.85%
            *$7,000,000.00

__________________

  * Less than.
 ** Is greater than.
*** Less than or equal to.

Until Lender's receipt of Borrowers' Quarterly Statements for the quarter ending April 30, 2001, each Applicable Percentage shall be determined assuming that EBITDA is * $4,500,000.00

                 (b)  Clearance:                 One Business Day

                 (c)  Closing Fee:               $50,000.00

                 (d)  Unused Line Fee:           .375% on the unused line up to
                                                 $15,000,000; plus .25% for the
                                                 unused line between $15,000,000
                                                 and $20,000,000 (as further
                                                 described in Section 3.3)

                 (e)  Field Examination Fee:     $650 per person per day (plus
                                                 expenses)

                 (f)  Servicing Fee              $500 per month (payable in
                                                 advance)

              10.6 "Loan Documents" means this Agreement, the Promissory Note, the Surety Agreement and all security agreements, pledges, assignments and other documents at any time executed or delivered by an Obligor pursuant to or in connection with this Agreement, as any of them may be amended, modified, restated or replaced from time to time.

              10.7 "Obligors" means, collectively, Borrowers, Guarantor and any other person or entity which now or hereafter guarantees or becomes liable, directly or indirectly, for any of the Obligations or which pledges, grants or provides any Collateral for any of the Obligations, and "Obligor" means each of them.

              IN WITNESS WHEREOF, Borrowers, Guarantor and Lender have duly executed this Agreement as of the 12th day of June, 2001.

LENDER:                                   BORROWERS

FIRST UNION NATIONAL BANK                 SHERWOOD BRANDS OF VIRGINIA, LLC,
                                          a Virginia limited liability company

By: /s/ Marcus F. Brown                   By: SHERWOOD BRANDS, INC., Sole Member
    ----------------------------------
    Marcus F. Brown, Vice President

                                              By: /s/ Anat Schwartz
                                                  ------------------------------
                                               Anat Schwartz, Executive Vice
                                               President

________________

* Less than

                                          SHERWOOD BRANDS, LLC, a Maryland
                                          limited liability company

                                          By: SHERWOOD BRANDS, INC., Sole Member

                                              By: /s/ Anat Schwartz
                                                  ------------------------------
                                                Anat Schwartz, Executive Vice
                                                President

                                          SHERWOOD BRANDS OF RI, INC.

                                                By: /s/ Anat Schwartz
                                                    ----------------------------
                                                  Anat Schwartz, Executive Vice
                                                  President

                                          GUARANTOR:

                                          SHERWOOD BRANDS, INC.

                                                By: /s/ Anat Schwartz
                                                    ----------------------------
                                                  Anat Schwartz, Executive Vice
                                                  President